As filed with the Securities and Exchange Commission on July 16, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
Evolus, Inc.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	2834	46-1385614
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
_____________________________
17901 Von Karman Avenue, Suite 150
Irvine, California 92614
(949) 284-4555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________________
David Moatazedi
President and Chief Executive Officer
Evolus, Inc.
17901 Von Karman Avenue, Suite 150
Irvine, California 92614
(949) 284-4555
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________________

Copies to:
Michael A. Hedge Jason C. Dreibelbis Alexa M. Ekman K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, California 92614 (949) 253-0900	Jeffrey J. Plumer Vice President, Legal Evolus, Inc. 17901 Von Karman Avenue, Suite 150 Irvine, California 92614 (949) 284-4555	Michael J. Zeidel Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000
_____________________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.00001 par value per share	5,750,000	$26.09	$150,017,500	$18,678

(1)	Includes 750,000 shares that the underwriters have the option to purchase.

(2)
Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low sales price of the Registrant’s common stock as reported by the Nasdaq Global Market on July 13, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 16, 2018

PROSPECTUS
5,000,000 Shares
Evolus, Inc.
Common Stock
_____________________________

We are offering 2,500,000 shares of our common stock and the selling stockholder identified in this prospectus is offering 2,500,000 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholder. Our common stock is listed on the Nasdaq Global Market, or Nasdaq, under the trading symbol “EOLS.” On July 13, 2018, the last reported sale price of our common stock on Nasdaq was $26.17 per share.
We are a “controlled company” under the listing requirements of Nasdaq, or the Nasdaq Marketplace Rules, and take advantage of certain “controlled company” exemptions under the Nasdaq Marketplace Rules.
We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 14 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)
Proceeds to Evolus, Inc. (before expenses)
Proceeds to Selling Stockholder (before expenses)

(1)	See “Underwriting” beginning on page 82 of this prospectus for a description of compensation payable to the underwriters.

Delivery of the shares of common stock is expected to be made on or about            , 2018. We and the selling stockholder have granted the underwriters an option for a period of 30 days to purchase up to 750,000 shares of our common stock in the aggregate from us, the selling stockholder, or a combination of both. The exact allocation of such shares will be made prior to the entry of the underwriting agreement described herein.

Cantor	Mizuho Securities
SunTrust Robinson Humphrey	JMP Securities
Prospectus dated               , 2018

___________________
We, the selling stockholder, and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We, the selling stockholder, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
The selling stockholder and the underwriters make no representation or warranty, express or implied, as to the accuracy or completeness of the information contained or incorporated by reference in this prospectus and nothing contained or incorporated by reference herein is, or shall be relied upon as, a promise or representation by the selling stockholder or the underwriters. The selling stockholder and the underwriters assume no responsibility for the accuracy or completeness of any such information.
For investors outside the United States: We, the selling stockholder, and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

EVOLUS™ is one of our trademarks that is used in this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations, such as BOTOX® and BOTOX® Cosmetic, which we refer to throughout this prospectus as BOTOX. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment in our common stock. You should carefully consider, among other things, our financial statements and related notes incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2017, or our 2017 Annual Report, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, or our 2018 Quarterly Report, and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2017 Annual Report and 2018 Quarterly Report and incorporated by reference in this prospectus. Unless the context requires otherwise, references in this prospectus to “Evolus,” “our company,” “we,” “us” and “our” refer to Evolus, Inc.
Our Business
We are a medical aesthetics company focused on providing physicians and consumers with expanded choices in aesthetic procedures and treatments. We focus on the self-pay aesthetic market and our first product candidate, PrabotulinumtoxinA (DWP-450), is an injectable 900 kilodalton, or kDa, botulinum toxin type A complex designed to address the needs of the large and growing facial aesthetics market. We believe we will offer physicians and patients a compelling value proposition with DWP-450. Currently, onabotulinumtoxinA (BOTOX) is the neurotoxin market leader and the only known approved 900 kDa botulinum toxin type A complex in the United States. We believe aesthetic physicians generally prefer the performance characteristics of the complete 900 kDa neurotoxin complex and are accustomed to injecting this formulation. We have completed the clinical development program for DWP-450 for the treatment of moderate to severe glabellar lines, also known as “frown lines,” between the eyebrows, in the United States, European Union, or EU, and Canada.
On September 30, 2013, we entered into a license and supply agreement, or the Daewoong Agreement, with Daewoong Pharmaceuticals Co., Ltd., or Daewoong, a South Korean pharmaceutical manufacturer, pursuant to which Daewoong granted us an exclusive distribution license to DWP-450 for aesthetic indications in the United States, EU, Canada, Australia, Russia, Commonwealth of Independent States, or C.I.S., and South Africa, as well as co-exclusive distribution rights with Daewoong in Japan. We also have an option to exercise a similar license in these territories for therapeutic indications by the end of 2018, which we have assigned to and are currently holding in trust for ALPHAEON Corporation, or ALPHAEON, our controlling stockholder and the selling stockholder in this offering. DWP-450 will be manufactured by Daewoong in a recently constructed facility in South Korea that is designed with the intention of complying with the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, current Good Manufacturing Practice, or cGMP, requirements and is now fully validated by Daewoong under cGMP requirements. We also have the option to negotiate first with Daewoong to secure a distribution license for any product that Daewoong directly or indirectly develops or commercializes that is classified as an injectable botulinum toxin (other than DWP-450) in a territory covered by the Daewoong Agreement.
On May 15, 2018, we received a complete response letter, or CRL, from the FDA related to our Biologics License Application, or BLA, for DWP-450 for the treatment of glabellar lines in adult patients, which we submitted in May 2017. The FDA indicated in the CRL that our BLA was not sufficient for approval as originally submitted due to a number of cited deficiencies. The deficiencies cited by the FDA were limited to items related to Chemistry, Manufacturing, and Controls, or CMC processes. No deficiencies were cited relating to matters involving clinical or non-clinical items, including no deficiencies in our clinical and non-clinical trial or study reports. Additionally, on May 8, 2018, the FDA issued to Daewoong an Establishment Inspection Report, or EIR, confirming the completion of the pre-approval inspection of Daewoong's manufacturing facility for DWP-450. The EIR classifies Daewoong’s manufacturing facility as acceptable and confirms that the observations noted in an FDA Form 483 in November 2017 are resolved.
We plan to respond to the CRL by resubmitting the BLA with information to address the deficiencies noted by the FDA. We plan to submit our response to the FDA within 90 days from the date of the CRL and thereafter expect DWP-450 to be approved by the FDA in Spring 2019.

We submitted a Marketing Authorization Application, or MAA, to the EMA, and it was accepted for review in July 2017. We expect an opinion from the Committee for Medicinal Products for Human Use, or CHMP, by the first quarter of 2019. If the CHMP provides a favorable opinion, we would expect approval of our MAA in the first half of 2019. We have also submitted a New Drug Submission, or NDS, to Health Canada and it was accepted for review in October 2017, with a commercial launch in Canada that we expect by the first half of 2019. In the event that we do not receive approval for our NDS from Health Canada prior to October 31, 2018, we will owe our distributor of DWP-450 in Canada, Clarion Medical Technologies Inc., or Clarion, a $1.0 million payment due within 30 days of December 31, 2018, which will be paid out of our existing cash and cash equivalents or the net proceeds from this offering.
We successfully completed a comprehensive five-study DWP-450 clinical development program in the United States, EU and Canada to meet the regulatory requirements for a BLA in the United States, an MAA in the EU and an NDS in Canada, for the treatment of moderate to severe glabellar lines. The program, which was developed in consultation with the FDA and European regulatory bodies, included three multicenter, randomized, controlled, single dose Phase III studies and two open label, multiple dose, long-term Phase II studies. Over 2,100 adult male and female subjects with moderate to severe glabellar lines at maximum frown participated in the program. All three Phase III studies successfully met their respective primary endpoints.
If approved, we plan to launch DWP-450 in the United States by building a commercial infrastructure, including a specialty sales force. We intend to establish brand awareness for DWP-450 through national public relations, social media and may consider direct-to-consumer media campaigns, which are widely-used commercialization channels for aesthetic neurotoxin products. In the long-term, we plan to capitalize on our commercialization infrastructure and our relationships with key aesthetic physicians to provide a comprehensive medical aesthetics portfolio over time, thereby driving continued revenue growth without a proportional increase in our selling, general and administrative expenses. Outside of the United States in the territories in which we have the right to sell, we plan to market and sell DWP-450 through distributors or other partners, including in Canada pursuant to our exclusive distribution and supply agreement, or the distribution agreement, with Clarion.
Our Competitive Strengths
We believe we will offer physicians and patients a compelling value proposition beginning with the launch of DWP-450, if approved, for the following reasons:

•
DWP-450 will offer the U.S. market the first known 900 kDa neurotoxin alternative to BOTOX. Both DWP-450 and BOTOX manufacturing start with a 900 kDa complex, include adding the excipients human serum albumin and sodium chloride, and are finished by vacuum drying. If approved, DWP-450 is expected to be the only known neurotoxin product in the United States with a 900 kDa neurotoxin complex other than BOTOX. We believe an important component of competitiveness in the neurotoxin market relates to the characteristics associated with the 900 kDa complex and the potential of the accessory proteins to increase the effectiveness of the active toxin portion of the complex.

•
DWP-450 may be easily integrated into existing aesthetic physician practices. DWP-450 was clinically tested with one DWP-450 unit compared to one BOTOX unit in our EU Phase III clinical trial. In the study, both products were stored, prepared and injected identically. We believe aesthetic physicians’ familiarity with the 900 kDa neurotoxin complex’s handling, preparation and dosing will more easily facilitate incorporation of DWP-450 into their practices.

•
Enhanced level of physician-customer interaction through an aesthetic-only marketing strategy. We have elected to specifically target the self-pay aesthetic market. With a reduced regulatory burden compared to third-party payor reimbursed markets, we believe we will achieve a number of benefits that market participants in reimbursed markets are unable to achieve, such as an enhanced level of interaction with our physician-customers. It is expected that upon approval by the FDA, DWP-450 will be the only U.S. neurotoxin without a therapeutic indication. We believe pursuing an aesthetic-only non-reimbursed product strategy will allow for meaningful strategic advantages in the United States, including pricing and marketing flexibility. We intend to utilize this flexibility to drive market adoption through programs such as promotional events, sampling programs and pricing strategies.

•
Our management team has significant experience and expertise in medical aesthetics. Our management team has extensive experience in self-pay healthcare markets, in the development, market launch and commercialization of major medical products, execution and integration of business development transactions, identification of and partnerships with aesthetic key opinion leaders, or KOLs, and understanding of the regulatory environment of the healthcare markets. Key members of our leadership team have also served in relevant senior leadership positions with leading aesthetic companies.

Our Strategy
Our near-term strategy is to enter the U.S. medical aesthetic neurotoxin market with DWP-450. We plan to expand our product offerings over time through in-licensing, partnerships and acquisitions. The key components of our strategy are:

•	Achieve regulatory approval of DWP-450;

•	Launch the first known 900 kDa neurotoxin in the United States since BOTOX was launched in April 2002;

•	Pursue an aesthetic-only marketing strategy;

•	Leverage our strong KOL relationships in medical aesthetics for our commercial launch;

•	Build a commercialization infrastructure with specialized sales and marketing functions; and

•	Establish a leading medical aesthetics company by in-licensing technology, developing partnerships and potentially acquiring or distributing products.
Recent Developments
Appointment of President, Chief Executive Officer and Director
Effective May 6, 2018, our board of directors appointed David Moatazedi to the positions of President, Chief Executive Officer and member of our board of directors.
Departure of President, Chief Executive Officer and Director
Effective as of Mr. Moatazedi’s appointment, Murthy Simhambhatla, Ph.D., our former President, Chief Executive Officer and member of our board of directors resigned from our board of directors and transitioned to a non-executive position until May 21, 2018 when his employment with us ceased.
Appointment of Chief Financial Officer and Executive Vice President, Corporate Development
Effective May 29, 2018, our board of directors appointed Lauren Silvernail to serve as our Chief Financial Officer and Executive Vice President, Corporate Development.
Appointment of Chief Marketing Officer
Effective June 18, 2018, our board of directors appointed Michael Jafar to serve as our Chief Marketing Officer.
Cash and Cash Equivalents
As of June 30, 2018, we had cash and cash equivalents of $43.6 million.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•	We have a limited operating history and have incurred significant losses since our inception, and anticipate that we will continue to incur losses for the foreseeable future. We have only one product candidate and no commercial sales, which, together with our limited operating history, make it difficult to assess our future viability.

•
We currently depend entirely on the successful and timely regulatory approval and commercialization of our only product candidate, DWP-450. DWP-450 may not receive regulatory approval or, if it does receive regulatory approval, we may not be able to successfully commercialize it.

•
We may be unable to obtain regulatory approval for DWP-450 or any future product candidates under applicable regulatory requirements. The FDA, EMA and other similar regulatory authorities have substantial discretion in the approval process, as evidenced by our receipt of a CRL related to our BLA submission for DWP-450, including the ability to delay, limit or deny approval of product candidates. The delay, limitation or denial of any regulatory approval would delay commercialization and have a material and adverse effect on our potential to generate revenue, our business and our operating results.

•
We rely on the Daewoong Agreement to provide us exclusive rights to distribute DWP-450 in certain territories. Any termination or loss of significant rights, including exclusivity, under the Daewoong Agreement, whether as a result of litigation or otherwise, would materially and adversely affect our development or commercialization of DWP-450, which in turn would have a material and adverse effect on our business, operating results and prospects. We could lose our exclusive rights to distribute DWP-450 if we fail to meet certain performance requirements, if Daewoong terminates the Daewoong Agreement as a result of our breach or if the Daewoong Agreement is otherwise terminated or not renewed.

•
We currently rely solely on Daewoong to manufacture DWP-450, and as such, any production or other problems with Daewoong could adversely affect us. Any failure or refusal by Daewoong to supply DWP-450 or by any future manufacturer to supply any other product candidates or products that we may develop could delay, prevent or impair our clinical development or commercialization efforts.

•
We may require additional financing to fund our future operations, and a failure to obtain additional capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.

•
Even if DWP-450 or future product candidates, if any, receive regulatory approval, they may fail to achieve the broad degree of physician adoption and use necessary for commercial success. The commercial success of DWP-450 and any of our future product candidates, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians for approved indications, including, in the case of DWP-450, the treatment of glabellar lines.

•
Even if DWP-450 is approved for commercialization, if there is not sufficient patient demand for DWP-450, our financial results and future prospects will be harmed. In addition, we have not pursued regulatory approval of DWP-450 for indications other than for the treatment of glabellar lines, which may also limit adoption of DWP-450, and if we are unable to obtain approval for indications in addition to our anticipated approval for glabellar lines, our marketing efforts for DWP-450 will be limited.

•
We will face significant competition in the aesthetic neurotoxin and broader self-pay healthcare market and our failure to effectively compete may prevent us from achieving significant market penetration and expansion. Many of our potential competitors are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities.

•
If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize DWP-450 or any other future product candidates, if approved, or generate product revenue.

•
If we or any of our current or future licensors, including Daewoong, are unable to maintain, obtain or protect intellectual property rights related to DWP-450 or any of our future product candidates, we may not be able to compete effectively in our market.

•	The loss of key management personnel, including our Chief Executive Officer and Chief Financial Officer, could adversely affect our business.

•
ALPHAEON controls the direction of our business, and the concentrated ownership of our common stock and certain contractual rights of ALPHAEON may prevent you and other stockholders from influencing significant decisions. In addition, we may take actions that stockholders other than ALPHAEON do not view as beneficial. This voting control may also discourage transactions involving a change-of-control of our company. Furthermore, ALPHAEON has granted a lien and security interest in its ownership of our capital stock as collateral under its outstanding notes. Upon certain events of default, these secured lenders may take possession, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or a portion of the collateral and, as a result, a change-of-control of our company may result.

Our Market
Our primary market is self-pay healthcare, which includes medical products purchased by physicians that are then sold to patients or used in procedures for aesthetic indications that are not reimbursed by any third-party payor, such as Medicaid, Medicare or commercial insurance. By focusing on the self-pay medical aesthetics market, we believe we will not be exposed to reimbursement risk associated with a reliance on payments from such third-party payors and we will be subject to fewer regulations that place limits on the types of marketing and other interactions we can have with physicians. For example, the federal Anti-Kickback Statute, or the Anti-Kickback Statute, imposes significant restrictions on the ability of healthcare manufacturers who have products or services reimbursed by a federal healthcare program to interact with physicians in relation to the marketing of their products. We believe our clinical data and clinical testing of one DWP-450 unit to one BOTOX unit, together with the reduced regulatory burden and related flexibility in marketing and pricing, will improve our ability to generate product demand for DWP-450.
The global self-pay medical aesthetics neurotoxin market was estimated to generate approximately $1.8 billion of revenue in 2017 and is estimated to grow to approximately $2.3 billion in 2020. The global self-pay medical aesthetics market was estimated to generate approximately $9.3 billion of revenue in 2015 and is estimated to grow to approximately $15.1 billion in 2020, representing a 10% compound annual growth rate, or CAGR, of which the United States comprises the largest portion of the market at an estimated $3.9 billion of revenue in 2015, and is estimated to grow at an 11% CAGR during the same period. We believe the growth in both the self-pay medical aesthetics neurotoxin market and the overall self-pay medical aesthetics market is being driven by a number of factors, including:

•	an aging population consisting of both Generation X, comprised of individuals between the ages of 35 and 50, and Baby Boomers, comprised of individuals between the ages of 51 and 64;

•
individuals between the ages of 19 and 34, whom we refer to as Millennials, seeking to prophylactically delay the appearance of aging and utilizing neurotoxins as an entry point for aesthetic procedures due to its minimally invasive nature;

•	an increasing life expectancy, which is resulting in patients with a desire for improved appearance and well-being;

•	rising disposable income, with the U.S. Bureau of Economic Analysis reporting that real disposable income in the United States increased approximately 17% from March 2012 to March 2017;

•	growing awareness, utilization and acceptance of elective or minimally invasive aesthetic procedures; and

•	continued innovation and improved accessibility to these treatments due to an increase in the number of physicians who perform these procedures.
We believe the demand for aesthetic treatment for facial lines has stimulated growth in the use of botulinum toxin type A, given the neurotoxin’s minimally invasive nature of the treatment, effectiveness, ease of use, and safety profile. Additionally, a patient is able to have the procedure performed with minimal interruption to daily life primarily because most treatments require less than 30 minutes to be completed and have little to no recovery period. In general, the results of neurotoxin treatments may last up to four months but are not permanent. As a result, patients may seek repeat procedures to maintain the product’s effect, which translates into recurring revenue generation for manufacturers and physicians.
The large and established U.S. aesthetic neurotoxin market includes a wide range of age groups. In 2016, approximately 39% of total U.S. nonsurgical procedures were performed on Generation X patients and approximately 31% were performed on Baby Boomer patients. Millennial patients represent a growing segment of the aesthetic neurotoxin market with data from the American Society of Plastic Surgeons showing a 49% increase between 2009 and 2016 in the number of botulinum toxin type A procedures in patients aged 20 to 29, which is the younger subset of the age 19 to 34 Millennial generation. In 2016, this 20 to 29 age group made up approximately 16% of total U.S. nonsurgical procedures in 2016, and we believe provides a source of future growth.
Presently, BOTOX, Dysport and Xeomin represent a majority of the medical aesthetics botulinum toxin type A market. In 2017, BOTOX sales represented 84.1% of the U.S. market share and 72.9% of the worldwide market share and generated approximately $812.2 million of revenue in the United States. In the same year, Dysport and Xeomin sales represented 13.8% and 2.1% of the U.S. market share, respectively, and 17.5% and 7.2% of the worldwide market share, respectively, and generated approximately $130.8 million and $19.6 million of revenue in the United States, respectively.
Botulinum toxin type A prices have increased consistently in recent years. According to the Centers for Medicare and Medicaid Services, or CMS, the average sales price, or ASP, of BOTOX was approximately $578 per 100 unit vial as of December 2017, up nearly 10% or over approximately $52, from its December 2014 ASP of approximately $526 per 100 unit vial. The ASP of Dysport was approximately $466 per 300 unit vial as of December 2017, up nearly 8% or over approximately $35, from its December 2014 ASP of approximately $431 per 300 unit vial. Further, the ASP of Xeomin was approximately $479 per 100 unit vial as of December 2017, up nearly 13% or over approximately $57, from its December 2014 ASP of approximately $422 per 100 unit vial. Many physicians have expressed frustration with increasing neurotoxin prices. According to a physician survey conducted by Bernstein Research in the second quarter of 2017, approximately 41% of physicians surveyed stated that they would be willing to try a new neurotoxin with a material discount strategy.
DWP-450 Overview
We licensed DWP-450 from Daewoong in September 2013 and commenced clinical trials in 2014. DWP-450 is an injectable formulation of prabotulinumtoxinA. PrabotulinumtoxinA is a 900 kDa purified botulinum toxin type A complex designed to address the needs of the large and growing facial aesthetics market.
DWP-450 contains a 900 kDa botulinum toxin type A produced by the bacterium Clostridium botulinum. The neurotoxin complex in DWP-450 has the same molecular weight as the neurotoxin in BOTOX, 900 kDa. The active neurotoxin is the 150 kDa component, and the rest of the complex is made up of accessory proteins that we believe help with the function of the active portion of the toxin. DWP-450 has the same mechanism of action as other type A botulinum toxins. When injected intramuscularly at therapeutic doses, botulinum toxin produces chemical denervation of the muscle resulting in localized reduction of muscle activity. Botulinum toxin type A specifically blocks peripheral acetylcholine release at presynaptic cholinergic nerve terminals by cleaving SNAP-25, a protein integral to the successful docking and release of acetylcholine from vesicles situated within the nerve endings leading to denervation and relaxation of the muscle.
We successfully completed a comprehensive five-study DWP-450 clinical development program in the United States, EU and Canada to meet the regulatory requirements for a BLA in the United States, an MAA in the EU, and an NDS in Canada, for the treatment of moderate to severe glabellar lines. Our program was developed in consultation with the FDA and European regulatory bodies and included three multicenter, randomized, controlled, single dose Phase III studies and two open label, multiple dose, long-term Phase II studies. Over 2,100 adult male and female subjects with moderate to severe glabellar lines at maximum frown participated in the program. These regulatory bodies provided the critical endpoints and statistical methodology required to develop the safety and efficacy endpoints that would support this indication’s approval. A BLA and MAA seeking approval for the treatment of adult patients with glabellar lines were accepted and validated by the FDA and EMA, respectively, in July 2017 and an NDS was accepted by Health Canada in October 2017. The FDA issued a Prescription Drug User Fee Act, or PDUFA, date of May 15, 2018 for completion of its review of our BLA. On May 15, 2018, we received the CRL from the FDA related to our BLA for DWP-450 for the treatment of glabellar lines in adult patients. We plan to respond to the CRL by resubmitting the BLA with information to address the deficiencies noted by the FDA. We plan to submit our response to the FDA within 90 days from the date of the CRL and thereafter expect DWP-450 to be approved by the FDA in Spring 2019. If approved, DWP-450 is expected to be the first known 900 kDa neurotoxin product in the United States since BOTOX was approved for the treatment of glabellar lines in 2002.
All five studies contributed data to the evaluation of efficacy and safety. In the three multicenter, randomized, double-blind, controlled, single dose Phase III studies (EV-001, EV-002 and EVB‑003), 1,194 subjects participated. The two identical placebo-controlled U.S. pivotal studies, EV-001 and EV-002, enrolled 654 subjects in total. The placebo and active controlled EU pivotal study, EVB-003, enrolled 540 subjects. 20 units of BOTOX served as the active control in EVB-003. In addition, 922 subjects participated in the two multicenter, open label, multiple dose, long-term U.S. Phase II safety studies, EV-004 and EV-006, in which up to a total of four treatments were allowed over the course of one year.
All three Phase III studies met their respective primary endpoints, EV-001 and EV-002 studies demonstrated superiority over placebo, and the EVB-003 study demonstrated non-inferiority to BOTOX and superiority over placebo. The EV-004 and EV-006 safety studies had no drug-related serious adverse events.
Controlled Company
We are presently a “controlled company” under the Nasdaq Marketplace Rules as a result of ALPHAEON’s ownership of a majority of our shares, which entitles us to rely on certain exemptions from Nasdaq’s corporate governance requirements. ALPHAEON, as the selling stockholder, is selling up to 2,500,000 shares of our common stock in this offering. Upon completion of this offering, ALPHAEON will own 16,092,875 shares of our outstanding common stock, representing approximately 61.6% of the total voting power of our outstanding common stock (or approximately 59.8% of the total voting power of our outstanding common stock, if the underwriters exercise their option to purchase additional shares of our common stock in full and none of these additional shares are sold by ALPHAEON). We expect to remain a “controlled company” following completion of this offering.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•
being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•
an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

•	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition, the JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to “opt out” of this provision and to comply with new or revised accounting standards as required of publicly-traded companies generally. This decision to opt out of the extended transition period is irrevocable.
We will remain an emerging growth company until the earliest of (i) December 31, 2023, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.
Corporate Information
We were incorporated in the State of Delaware in November 2012. Our principal executive offices are located at 17901 Von Karman Avenue, Suite 150, Irvine, California 92614, and our telephone number is (949) 284-4555. Our website is www.evolus.com. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our common stock.

THE OFFERING

Common stock offered by us	2,500,000 shares

Common stock offered by the selling stockholder	2,500,000 shares

Common stock to be outstanding after this offering	26,140,389 shares (26,890,389 shares if the underwriters exercise their option to purchase additional shares in full and none of these shares are sold by the selling stockholder)

Option to purchase additional shares
We and the selling stockholder have granted the underwriters an option for a period of 30 days to purchase up to 750,000 shares of our common stock in the aggregate from us, the selling stockholder, or a combination of both. The exact allocation of such shares will be made prior to the entry of the underwriting agreement described herein.

Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $61.1 million (or approximately $79.6 million if the underwriters exercise their option to purchase additional shares in full and none of these additional shares are sold by the selling stockholder), based on an assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to conduct pre-commercial launch activities, including building our commercialization infrastructure to hire, train, deploy and support our specialty sales force and developing physician education, brand awareness campaigns and other marketing efforts, and the remainder for working capital, research and development and general corporate purposes.

In addition, the selling stockholder is selling shares of our common stock in this offering and we will not receive any of the proceeds from the shares sold by the selling stockholder.

See “Use of Proceeds” for more information.

Nasdaq Global Market symbol	“EOLS”

Risk factors	See “Risk Factors” for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.
The number of shares of our common stock to be outstanding after this offering is based on 23,640,389 shares of common stock outstanding as of March 31, 2018, and excludes as of that date:

•	1,598,840 shares of our common stock issuable upon the exercise of outstanding stock options under our 2017 Omnibus Incentive Plan, or the 2017 plan;

•	230,516 shares of our common stock issuable upon the vesting and settlement of restricted stock units outstanding under the 2017 plan; and

•	2,531,935 shares of our common stock reserved for future issuance under the 2017 plan.
Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional 750,000 shares of our common stock in the aggregate from us, the selling stockholder, or a combination of both, and no exercise of the outstanding stock options and no settlement of the restricted stock units described above.

SUMMARY FINANCIAL DATA
The following tables contain a summary of our financial data as of, and for the periods ended on, the dates indicated. The summary statements of operations data for the years ended December 31, 2015, 2016 and 2017 are derived from our audited financial statements and related notes incorporated by reference in this prospectus from our 2017 Annual Report. The summary statements of operations for the three months ended March 31, 2017 and 2018 and the summary balance sheet data as of March 31, 2018, are derived from our unaudited financial statements incorporated by reference in this prospectus from our 2018 Quarterly Report. We have prepared the unaudited interim financial information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial and operating results for such period. The summary financial data below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the financial statements, related notes and other information included elsewhere in this prospectus or incorporated herein by reference.
Our historical results are not necessarily indicative of the results that may be expected or may actually occur in the future, and our interim results are not necessarily indicative of the expected results for future interim periods or the full year.
Our historical financial statements for the periods prior to the completion of our initial public offering on February 12, 2018 have been prepared on a standalone basis and are derived from the financial statements and accounting records of ALPHAEON and prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The financial statements reflect amounts attributable to our business, including the costs ALPHAEON incurred for the development and commercialization of DWP-450 and costs and expenses under the Daewoong Agreement. We have calculated our income tax amounts using a separate return methodology and have presented these amounts as if we were a separate taxpayer from ALPHAEON in each jurisdiction for each period presented. Our management believes that the allocations and results are reasonable for all periods presented. However, allocations may not be indicative of the actual expense we would have incurred had we operated as an independent company for the periods presented and, accordingly, our historical financial statements may not reflect what our actual financial position, results of operations and cash flows would have been if we had been an independent company for the periods presented.

The following table is presented in thousands, except for share and per share data:

	Year Ended December 31,				Three Months Ended March 31,
	2015	2016	2017		2017	2018
					(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$20,681	$12,607	$6,689		$2,651	$1,678
General and administrative	9,883	7,033	4,819		1,215	3,467
Revaluation of contingent royalty obligation payable to related party	-	-	-		-	900
Depreciation and amortization	416	326	218		111	-
Total operating expenses	30,980	19,966	11,726		3,977	6,045
Loss from operations	(30,980)	(19,966)	(11,726)		(3,977)	(6,045)
Other expense, net	39	6	5		1	107
Loss before taxes	(31,019)	(19,972)	(11,731)		(3,978)	(6,152)
Provision (benefit) for income taxes	93	93	(7,251)		20	10
Net loss and comprehensive loss	$(31,112)	$(20,065)	$(4,480)		$(3,998)	$(6,162)
Net loss per share, basic and diluted(1)	$(1.88)	$(1.21)	$(0.27)		$(0.24)	$(0.30)
Weighted-average shares used to compute basic and diluted net loss per share(1)	16,527,000	16,527,000	16,527,000		16,527,000	20,226,460
Pro forma net loss per share, basic and diluted(2) (unaudited)			$(0.24)
Pro forma weighted-average shares used to compute basic and diluted net loss per share(2) (unaudited)			18,592,875	(3)
_____________

(1)
See (i) Note 2 to our financial statements in our 2017 Annual Report and (ii) Note 2 to our unaudited financial statements included in our 2018 Quarterly Report, each of which is incorporated by reference in this prospectus, for an explanation of the method used to calculate basic and diluted net loss per common share and the shares used in the computation of the per share amounts.

(2)
The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares of our common stock in this offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive.

(3)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2017 reflects the automatic conversion of all outstanding shares of our Series A preferred stock into 2,065,875 shares of common stock in connection with the completion of our initial public offering.

The following table is presented in thousands:

	As of March 31, 2018
	Actual	As Adjusted (1)(2)
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$49,570	$110,718
Intangible asset	56,076	56,076
Goodwill	21,208	21,208
Deferred tax liability	15,000	15,000
Contingent royalty obligation payable to related party	40,600	40,600
Contingent promissory note payable to related party	16,149	16,149
Preferred Stock	—	—
Common stock	1	1
Additional paid-in capital	134,301	195,449
Accumulated deficit	(82,320)	(82,320)
Total stockholders’ equity	51,982	113,130
_____________

(1)
The as adjusted column reflects the receipt of the net proceeds from the sale of shares of our common stock by us in this offering at an assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive proceeds from the sale of the shares by the selling stockholder; accordingly, there is no impact upon the as adjusted consolidated balance sheet data for such sale.

(2)
A $1.00 increase (decrease) in the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.4 million, assuming the number of shares offered by us as stated on the cover page of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $24.6 million, assuming that the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as those set forth under the heading “Risk Factors” in our 2017 Annual Report and our 2018 Quarterly Report, which are incorporated by reference in this prospectus. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus or incorporated by reference in this prospectus, including our financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of our 2017 Annual Report and 2018 Quarterly Report before deciding to invest in our common stock. The occurrence of any of the following risks could have a material and adverse effect on our business, reputation, financial condition, results of operations and future growth prospects, as well as our ability to accomplish our strategic objectives. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.
Risks Related to Our Business and Strategy
We have a limited operating history and have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We have only one product candidate and no commercial sales, which, together with our limited operating history, make it difficult to assess our future viability.
We are a medical aesthetics company with a limited operating history. Pharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. To date, we have invested substantially all of our efforts and financial resources in the clinical development and regulatory approval of, and commercial planning for, DWP-450, which is currently our only product candidate. We are not profitable and have incurred losses in each year since our inception in 2012. We have a limited operating history upon which you can evaluate our business and prospects. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history or an approved product on the market. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the medical aesthetics field. To date, we have not obtained any regulatory approvals for DWP-450 or generated any revenue from product sales relating to DWP-450. We continue to incur significant expenses related to regulatory approval and commercialization operations of DWP-450. We have recorded net losses of $6.2 million, $20.1 million, and $31.1 million for the three months ended March 31, 2018, and years ended December 31, 2017 and 2016, respectively, and had an accumulated deficit as of March 31, 2018 of $82.3 million. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue to seek regulatory approval for, and begin to commercialize, DWP-450, if approved. Our ability to achieve revenue and profitability is dependent on our ability to obtain necessary regulatory approvals and successfully market and commercialize DWP-450. We have limited experience in successfully commercializing a product candidate once approved. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, may adversely affect the market price of our common stock and our ability to raise capital and continue operations.
We currently depend entirely on the successful and timely regulatory approval and commercialization of our only product candidate, DWP-450. DWP-450 may not receive regulatory approval or, if it does receive regulatory approval, we may not be able to successfully commercialize it.
We currently have only one product candidate, DWP-450, and our business presently depends entirely on our ability to obtain regulatory approval for DWP-450 and to successfully commercialize it in a timely manner. We have no products currently approved for sale and we may never be able to develop marketable products. We are not permitted to market DWP-450 in the United States until we receive approval of a BLA from the FDA, in the EU until we receive approval of an MAA from the EMA, in Canada until we receive approval of an NDS from Health Canada or in any other countries permitted under the Daewoong Agreement until we receive the requisite approval from the applicable regulatory authorities in such countries. On May 15, 2018, we received a CRL from the FDA related to our BLA for DWP-450. The FDA indicated in the CRL that that our BLA was not sufficient for approval due to a number of cited deficiencies in the CMC processes portion of our submission. We plan on responding to the CRL by resubmitting the BLA with additional information within 90 days of the date of the CRL and thereafter expect DWP-450 to be approved by the FDA in Spring 2019. We submitted an MAA to the EMA and it was accepted for review in July 2017. We expect an opinion from the Committee for Medicinal Products for Human Use, or CHMP, by the end of 2018 or the first quarter of 2019. If the CHMP provides a favorable opinion, we would expect approval of our MAA in the first half of 2019. We have also submitted an NDS to Health Canada and it was accepted for review in October 2017 with a commercial launch in Canada that we expect by the first half of 2019. In the event that we do not receive approval for our NDS from Health Canada prior to October 31, 2018, we will owe Clarion a $1.0 million payment due within 30 days of December 31, 2018, which will be paid out of our existing cash and cash equivalents or the net proceeds from this offering.
We do not know if or when we will receive any such approvals or whether we will need to make modifications or significant additional expenditures to obtain any such approvals. In addition, even if we receive approval in one country, we may not receive approval in any other jurisdiction.
Our near-term prospects, including our ability to finance our company and generate revenue, as well as our future growth, depend entirely on the successful and timely regulatory approval and commercialization of DWP-450. The regulatory and commercial success of DWP-450 will depend on a number of factors, including the following:

•	whether we are required by the FDA, EMA or other similar regulatory authorities to conduct additional clinical trials or meet other requirements to support the approval of DWP-450;

•	our success in educating physicians and consumers about the benefits, administration and use of DWP-450, if approved;

•	the prevalence, duration and severity of potential side effects experienced with DWP-450;

•	the timely receipt of necessary marketing approvals from the FDA, EMA and other similar regulatory authorities;

•	achieving and maintaining compliance with all regulatory requirements applicable to DWP-450;

•	the ability to raise additional capital on acceptable terms, or at all, if needed, to support the commercial launch of DWP-450;

•	the acceptance by physicians and consumers of the safety and efficacy of DWP-450, if approved;

•	our ability to successfully commercialize DWP-450, if approved, whether alone or in collaboration with others;

•
the ability of our current manufacturer and any third parties with whom we may contract to manufacture DWP-450 to remain in good standing with regulatory agencies and develop, validate and maintain commercially viable manufacturing processes that are compliant with cGMP requirements; and

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of competing products.
If we do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays or an inability to obtain regulatory approvals or commercialize DWP-450. Even if regulatory approvals are obtained, we may never be able to successfully commercialize DWP-450 or any future product candidates. In addition, we will need to transition at some point from a company with a development focus to a company capable of supporting commercial activities. We may not be successful in such a transition. Accordingly, we may not be able to generate sufficient revenue through the sale of DWP-450 or any future product candidates to continue our business.
We may be unable to obtain regulatory approval for DWP-450 or any future product candidates under applicable regulatory requirements. The FDA, EMA and other similar regulatory authorities have substantial discretion in the approval process, as evidenced by our receipt of a CRL related to our BLA submission for DWP-450, including the ability to delay, limit or deny approval of product candidates. The delay, limitation or denial of any regulatory approval would delay commercialization and have a material and adverse effect on our potential to generate revenue, our business and our operating results.

We currently have no products approved for sale, and we may never obtain regulatory approval to commercialize DWP-450 or any future product candidates. The research, testing, manufacturing, safety surveillance, efficacy, quality control, recordkeeping, labeling, packaging, storage, approval, sale, marketing, distribution, import, export, and reporting of safety and other post-market information related to DWP-450 and any future product candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and in other countries, and such regulations differ from country to country.
To gain approval to market a biologic product such as DWP-450, we must provide the FDA, the EMA and other similar regulatory authorities with clinical data that adequately demonstrates the safety, efficacy, purity and potency of the product for the intended indication applied for in a BLA, an MAA or other respective regulatory filing. The development and approval of biologic products is a long, expensive and uncertain process, and delay or failure can occur at any stage. The approval process across jurisdictions is also not necessarily the same in time or scope.
The regulatory review and approval processes are expensive and lengthy, and their outcome is inherently uncertain, as evidenced by our receipt of a CRL related to our BLA submission for DWP-450. Although we have completed a comprehensive five-study clinical development program in the United States, EU and Canada to meet the regulatory requirements for a BLA in the United States, an MAA in the EU, and an NDS in Canada for DWP-450 for the treatment of moderate to severe glabellar lines, we may not receive marketing approval for DWP-450 in one or more of the countries in which marketing approval is sought. In addition, any future product candidates will require extensive clinical testing and will be subject to the numerous risks inherent with the regulatory approval process, including development delay or failure after commencement of a clinical trial. A number of companies in the pharmaceutical and biopharmaceutical industries have suffered significant setbacks in clinical trials, including in Phase III clinical development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we or our partners may conduct. We may experience these setbacks during the clinical trial process for any of our future product candidates. Any such setbacks could also result in negative publicity that could damage our reputation in jurisdictions in which we have been approved.
The FDA, the EMA and other similar regulatory authorities have substantial discretion in the drug approval process, including the ability to delay, limit or deny approval of product candidates for many reasons, including, without limitation:

•	the FDA, the EMA or other similar regulatory authorities may disagree with the design or implementation of one or more clinical trials;

•
the FDA, the EMA or other similar regulatory authorities may not deem a product candidate safe and effective for its proposed indication or may deem a product candidate’s safety or other perceived risks to outweigh its clinical or other benefits;

•
the FDA, the EMA or other similar regulatory authorities may not find the data from preclinical studies and clinical trials sufficient to support approval, or the results of clinical trials may not meet the level of statistical or clinical significance required by the FDA, the EMA or any similar regulatory authorities for approval;

•	the FDA, the EMA or other similar regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials performed by us or third parties;

•	the data collected from clinical trials may not be sufficient to support the submission of a BLA, an MAA, an NDS, or other applicable regulatory filing;

•	the FDA, the EMA or other similar regulatory authorities may require additional preclinical studies or clinical trials;

•	the FDA, the EMA or other similar regulatory authorities may identify deficiencies in the formulation, quality control, labeling or specifications of DWP-450 or future product candidates;

•	the FDA, the EMA or other similar regulatory authorities may grant approval contingent on the performance of costly additional post approval clinical trials;

•
the FDA, the EMA or other similar regulatory authorities may approve DWP-450 or any future product candidates for a more limited indication or a narrower patient population than we originally requested;

•	the FDA’s, the EMA’s or other similar regulatory authority’s failure to approve the manufacturing processes or facilities of third-party manufacturers with which we contract;

•
the FDA, the EMA or other similar regulatory authorities may change their approval policies or adopt new regulations in a manner rendering our clinical data or regulatory filings insufficient for approval; or

•	the FDA, the EMA or other similar regulatory authorities may not approve the labeling that we believe is necessary or desirable for the successful commercialization of our product candidates.
Therefore, even if we comply with all FDA, EMA or other similar regulatory requirements, the regulatory body may determine that DWP-450 or any of our future product candidates are not safe or effective, and we may never obtain regulatory approval for such product candidates. Any delay in obtaining, or inability to obtain, applicable regulatory approval for DWP-450 or any of our future product candidates would delay or prevent commercialization of our product candidates and would materially adversely impact our business, results of operations and prospects. Additionally, any negative publicity or safety concerns related to our competitors’ products could cause further scrutiny and delay of our products.
We rely on the Daewoong Agreement to provide us exclusive rights to distribute DWP-450 in certain territories. Any termination or loss of significant rights, including exclusivity, under the Daewoong Agreement would materially and adversely affect our development or commercialization of DWP-450.
Pursuant to the Daewoong Agreement, we have secured an exclusive license from Daewoong, a South Korean pharmaceutical manufacturer, to import, distribute, promote, market, develop, offer for sale and otherwise commercialize and exploit DWP-450 for aesthetic indications in the United States, EU, Canada, Australia, Russia, C.I.S., and South Africa, as well as co-exclusive distribution rights with Daewoong in Japan. The Daewoong Agreement imposes on us obligations relating to exclusivity, territorial rights, development, commercialization, funding, payment, diligence, sublicensing, intellectual property protection and other matters. We are obligated to conduct development activities, obtain regulatory approval of DWP-450, obtain from Daewoong all of our product supply requirements for DWP-450 and pay to Daewoong regulatory milestone payments and other cash payments in connection with the net sales of DWP-450. In addition, under the Daewoong Agreement, we are required to submit our commercialization plan to a joint steering committee, or JSC, comprised of an equal number of development and commercial representatives from Daewoong and us, for review and input. Although the Daewoong Agreement provides us with final decision-making power regarding the marketing, promotion, sale and/or distribution of DWP-450, any disagreement among the JSC would be referred to Daewoong’s and our respective senior management for resolution if the JSC is unable to reach a decision within thirty days, which may result in a delay in our ability to implement our commercialization plan or harm our working relationship with Daewoong. After the commercial launch of DWP-450, if it occurs, Daewoong may, at its sole option, elect to convert the exclusive license to a non-exclusive license if we fail to achieve minimum annual purchase targets of DWP-450 upon commercialization of the product.
The initial term of the Daewoong Agreement will expire on the later of September 30, 2023 or the fifth anniversary of our receipt of marketing approval in any of the aforementioned territories. The Daewoong Agreement will renew for unlimited additional three year terms after the expiration of the initial term, only if we meet certain performance requirements during the initial term or preceding renewal term, as applicable. We or Daewoong may terminate the Daewoong Agreement if the other party breaches any of its duties or obligations and such breach continues without cure for ninety days, or thirty days in the case of a payment breach, or if we declare bankruptcy or assign our business for the benefit of creditors.
If we breach any material obligations, or use the intellectual property licensed to us in an unauthorized manner,

we may be required to pay damages to Daewoong and Daewoong may have the right to terminate our license. In addition, if any of the regulatory milestones or other cash payments become due under the terms of the Daewoong Agreement, we may not have sufficient funds available to meet our obligations, which would allow Daewoong to terminate the Daewoong Agreement. Any termination or loss of rights (including exclusivity) under the Daewoong Agreement would materially and adversely affect our ability to develop and commercialize DWP-450, which in turn would have a material adverse effect on our business, operating results and prospects. If we were to lose our rights under the Daewoong Agreement, we believe it would be difficult for us to find an alternative supplier of a botulinum toxin type A complex. In addition, to the extent the alternative supplier has not secured regulatory approvals in a jurisdiction, we would have to expend significant resources to obtain regulatory approvals that may never be obtained or require several years to obtain, which could significantly delay commercialization. We may be unable to raise additional capital to fund our operations during this extended time on terms acceptable to us or at all. If we were to commercialize DWP-450 and later experienced delays as a result of a dispute with Daewoong, the demand for DWP-450 could be materially and adversely affected.
We currently rely solely on Daewoong to manufacture DWP-450, and as such, any production or other problems with Daewoong could adversely affect us.
We depend solely upon Daewoong for the manufacturing of DWP-450. Although alternative sources of supply may exist, the number of third-party suppliers with the necessary manufacturing and regulatory expertise and facilities is limited, and it could be expensive and take a significant amount of time to arrange for and qualify alternative suppliers, which could have a material adverse effect on our business. New suppliers of any product candidate would be required to qualify under applicable regulatory requirements and would need to have sufficient rights under applicable intellectual property laws to the method of manufacturing the product candidate. Obtaining the necessary FDA approvals or other qualifications under applicable regulatory requirements and ensuring non-infringement of third-party intellectual property rights could result in a significant interruption of supply and could require the new manufacturer to bear significant additional costs which may be passed on to us.
In addition, our reliance on Daewoong entails additional risks, including reliance on Daewoong for regulatory compliance and quality assurance, the possible breach of the Daewoong Agreement by Daewoong, and the possible termination or nonrenewal of the Daewoong Agreement at a time that is costly or inconvenient for us. Our failure, or the failure of Daewoong, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of DWP-450. Our dependence on Daewoong also subjects us to all of the risks related to Daewoong’s business, which are all generally beyond our control. Daewoong’s ability to perform its obligations under the Daewoong Agreement is dependent on Daewoong’s operational and financial health, which could be negatively impacted by several factors, including changes in the economic, political and legislative conditions in South Korea and the broader region in general and the ability of Daewoong to continue to successfully attract customers and compete in its market. Furthermore, upon completion of inspections, Daewoong’s recently constructed manufacturing facility will be Daewoong’s only facility meeting FDA and EMA cGMP requirements. Daewoong’s lack of familiarity with, or inability to effectively operate, the facility and produce products of consistent quality, may harm our ability to compete in our market.
Any failure or refusal to supply DWP-450 or any other product candidates or products that we may develop could delay, prevent or impair our clinical development or commercialization efforts.
We may require additional financing to fund our future operations, and a failure to obtain additional capital when so needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.
We have utilized substantial amounts of cash since our inception in order to conduct clinical development to support regulatory approval of DWP-450 initially in the United States, EU and Canada. We expect that we will continue to expend substantial resources for the foreseeable future in order to finalize regulatory approval for DWP-450, to commercialize DWP-450, for the development of any other indications of DWP-450, and for the clinical development of any additional product candidates we may choose to pursue.
In the near term, these expenditures will include costs associated with the development and expansion of our sales force and commercialization infrastructure in connection with commercializing DWP-450, if approved. In the long term, these expenditures will include costs associated with the continued commercialization of DWP-450, if approved, and any of our future product candidates, such as research and development, conducting preclinical studies and clinical trials and manufacturing and supplying as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the regulatory approval process and commercialization expenditures needed to meet our sales objectives is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of DWP-450 or any future product candidates. We expect to incur additional costs associated with operating as a public company, hiring additional personnel and expanding our operations.
Based on our estimated use of proceeds, we anticipate that the net proceeds from this offering together with our existing cash and cash equivalents will be sufficient to further fund our operating plan through the launch and initial commercialization of DWP-450. We have based these estimates, however, on assumptions that may prove to be wrong, and we could spend our available capital resources much faster than we currently expect or require more capital to fund our operations than we currently expect. For example, we may require additional funds earlier than we currently expect in the event that we are required to conduct additional clinical trials, experience a delay in receiving marketing approval of DWP-450 or market acceptance of DWP-450 is slower than expected. Our currently anticipated expenditures for the commercialization of DWP-450 may exceed our existing cash and the net proceeds from this offering and we may need to seek additional debt or equity financing.
We have historically funded our operations through the support of ALPHAEON. However, since the completion of our initial public offering in February 2018, such funding is no longer available. We may need to raise additional capital to fund our operations and continue to support both our near and long-term expenditures.
Our future capital requirements depend on many factors, including:

•	the timing of, and the costs involved in, obtaining regulatory approvals for DWP-450 or any future product candidates;

•	the cost of commercialization activities if DWP-450 or any future product candidates are approved for sale, including marketing, sales and distribution costs;

•	the scope, progress, results and costs of researching and developing any future product candidates, and conducting preclinical and clinical trials;

•	our ability to accurately forecast demand for our products and the ability of our third-party manufacturers to scale production to meet that demand.

•	costs under our third-party manufacturing and supply arrangements for our current and any future product candidates and any products we commercialize;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the terms of and timing of such arrangements;

•	the degree and rate of market acceptance of DWP-450 or any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products;

•	costs of operating as a public company; and

•	costs associated with any acquisition or in-license of products and product candidates, technologies or businesses.
If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings or offerings of securities convertible into our equity, the ownership interest of our existing stockholders will be diluted and the terms of any such securities may have a preference over our common stock. Debt financing, receivables financing and royalty financing may also be coupled with an equity component, such as warrants to purchase our capital stock, which could also result in dilution of our existing stockholders’ ownership, and such dilution may be material. Additionally, if we raise additional capital through debt financing, we will have increased fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures to meet specified financial ratios, and other operational restrictions, any of which could restrict our ability to commercialize our product candidates or operate as a business and may result in liens being placed on our assets. If we were to default on any of our indebtedness, we could lose such assets.
In the event we are unable to raise sufficient capital to fund our commercialization efforts to achieve specified minimum sales targets under the Daewoong Agreement, we will lose exclusivity of the license that we have been granted under the Daewoong Agreement. In addition, if we are unable to raise additional capital when required or on acceptable terms, we may be required to significantly reduce operating expenses and delay, reduce the scope of or discontinue some of our development programs, commercialization efforts or other aspects of our business plan, out-license intellectual property rights to our product candidates and sell unsecured assets, or a combination of the above. As a result, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and may have a material adverse effect on our business, results of operations, financial condition and/or our ability to fund our scheduled obligations on a timely basis or at all.
Even if DWP-450 or future product candidates, if any, receive regulatory approval, they may fail to achieve the broad degree of physician adoption and use necessary for commercial success.
Even if DWP-450 receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, consumers and others in the medical aesthetics community. The commercial success of DWP-450 and any future product candidates, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians for approved indications, including, in the case of DWP-450, the treatment of glabellar lines and other aesthetic indications that we may seek to pursue. We are aware that other companies are seeking to develop alternative products and treatments, any of which could impact the demand for DWP-450.
The degree and rate of physician adoption of DWP-450 and any future product candidates, if approved, depend on a number of factors, including:

•	the effectiveness, ease of use, and safety of DWP-450 and any future product candidates as compared to existing products or treatments;

•
physician and consumer willingness to adopt DWP-450 to treat glabellar lines or other aesthetic indications we may pursue over products and brands with which consumers and physicians may have more familiarity or recognition or additional approved uses;

•
overcoming any biases physicians or consumers may have toward the use, safety and efficacy of existing products or treatments and successful marketing of the benefits of a 900 kDa botulinum toxin type A complex;

•	the cost of DWP-450 and any future product candidates in relation to alternative products or treatments and willingness to pay for the product or treatment, if approved, on the part of consumers;

•	proper training and administration of DWP-450 and any future product candidates by physicians and medical staff;

•	consumer satisfaction with the results and administration of DWP-450 and any future product candidates and overall treatment experience;

•	changes in pricing, promotional and bundling efforts by competitors;

•	consumer demand for the treatment of glabellar lines or other aesthetic indications that may be approved in the future;

•	the willingness of consumers to pay for DWP-450 and any future product candidates relative to other discretionary items, especially during economically challenging times;

•	the revenue and profitability that DWP-450 and any future product candidates may offer a physician as compared to alternative products or treatments;

•	the effectiveness of our sales, marketing and distribution efforts and our ability to develop our brand awareness;

•	any adverse impact on our brand resulting from key opinion leader relationships with our parent organizations, whether or not related to us;

•	our ability to compete with our competitors’ product bundling offerings as we plan to initially launch DWP-450 as a stand-along product; and

•	adverse publicity about our product candidates, competitive products, or the industry as a whole, or favorable publicity about competitive products.
In addition, in its clinical trials, DWP-450 was clinically tested with one DWP-450 unit compared to one BOTOX unit. If approved, DWP-450 is expected to be the only known neurotoxin product in the United States with a 900 kDa complex other than BOTOX. We believe that aesthetic physicians’ familiarity with the 900 kDa complex’s handling, preparation and dosing will more easily facilitate incorporation of DWP-450 into their practices. However, the ease of integration of DWP-450 into a physician’s practice may not be as seamless as we anticipate.
If DWP-450 or any future product candidates are approved for use but fail to achieve the broad degree of physician adoption necessary for commercial success, our operating results and financial condition will be adversely affected, which may delay, prevent or limit our ability to generate revenue and continue our business.
Even if DWP-450 is approved for commercialization, if there is not sufficient consumer demand for DWP-450, our financial results and future prospects will be harmed.
Treatment of glabellar lines with DWP-450 is an elective procedure, the cost of which must be borne by the consumer, and we do not expect costs related to the treatment to be reimbursable through any third-party payor, such as Medicaid, Medicare or commercial insurance. The decision by a consumer to elect to undergo treatment with DWP-450 for the treatment of glabellar lines or other aesthetic indications that we may pursue may be influenced by a number of factors, including:

•	the success of any sales and marketing programs that we, or any third parties we engage, undertake, and as to which we have limited experience and are still in the process of planning and developing;

•	the extent to which physicians recommend DWP-450 to their patients;

•	the extent to which DWP-450 satisfies consumer expectations and overcoming consumer loyalty with existing products and brands;

•	our ability to properly train physicians in the use of DWP-450 such that their consumers do not experience excessive discomfort during treatment or adverse side effects;

•	the cost, safety and effectiveness of DWP-450 versus other aesthetic treatments;

•	the development and availability of alternative products and treatments that seek to address similar goals;

•	consumer sentiment about the benefits and risks of aesthetic procedures generally and DWP-450 in particular;

•	the success of any direct-to-consumer marketing efforts that we may initiate;

•	the ability and ease with which physicians are able to incorporate DWP-450 into their practices;

•	changes in demographic and social trends; and

•	general consumer confidence, which may be impacted by economic and political conditions.

It is expected that upon approval by the FDA, DWP-450 will be the only U.S. neurotoxin without a therapeutic indication, although other companies may seek to develop a similar product in the future. We believe pursuing an aesthetic-only non-reimbursed product strategy will allow for meaningful strategic advantages in the United States, including pricing and marketing flexibility. However, physicians may choose to not pass any cost benefits received by them due to such pricing flexibility to their patients. In addition, companies offering aesthetic products competitive to DWP-450, whether they pursue an aesthetic-only non-reimbursed product strategy or not, may nonetheless try to compete with DWP-450 on price both directly through rebates, promotional programs and coupons and indirectly through attractive product bundling and customer loyalty programs. Our business, financial results and future prospects will be materially harmed if we cannot generate sufficient consumer demand for DWP-450, if approved.
In addition, we have not pursued regulatory approval of DWP-450 for indications other than for the treatment of glabellar lines, which may limit adoption of DWP-450. Many of our competitors have received approval of multiple aesthetic and therapeutic indications for their neurotoxin product and may be able to market such product for use in a way we cannot. For example, we are aware that one of our competitors, Allergan plc, or Allergan, has obtained and plans to obtain additional indications for their neurotoxin product within medical aesthetics and therefore is able to market their product across a greater number of indications than DWP-450. If we are unable to obtain approval for indications in addition to our anticipated approval for glabellar lines, our marketing efforts for DWP-450 will be severely limited. As a result, we may not generate physician and consumer demand or approval of DWP-450.
DWP-450 and any future product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion.
In the near term, we expect to enter into the highly competitive aesthetic neurotoxin market through the commercial launch of DWP-450, if approved. In the long term, we expect to expand our focus to the broader self-pay healthcare market. While numerous companies are engaged in the development, patenting, manufacture and marketing of aesthetic neurotoxin products competitive with DWP-450, Allergan, through its product BOTOX, held approximately 72.9% of the global market share in the aesthetic neurotoxin market by revenue in 2017. Allergan and many of these potential competitors are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition, larger sales forces and more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities.
These competitors may also try to compete with DWP-450 on price both directly, through rebates and promotional programs to high volume physicians and coupons to consumers, and indirectly, through attractive product bundling with complimentary products, such as dermal fillers that offer convenience and an effectively lower price compared to the total price of purchasing each product separately. These companies may also seek to compete based on their longer operating history. Larger competitors may also be able to offer greater customer loyalty benefits to encourage repeat use of their products and finance a sustained global advertising campaign to compete with our commercialization efforts at launch. A number of our larger competitors also have access to a significant amount of studies and research papers that they could use to compete with us. Competitors and other parties may also seek to impact regulatory approval of the BLA filed for DWP-450 or our future product applications through the filing of citizen petitions or other similar documents, which could require costly and time-consuming responses to the regulatory agencies. We could face competition from other sources as well, including academic institutions, governmental agencies and public and private research institutions. In addition, we are aware of other companies also developing and/or marketing products in one or more of our target markets, including competing injectable botulinum toxin type A formulations that are currently in Phase III clinical development in North America for the treatment of glabellar lines. We would face similar risks with respect to any future product candidates that we may seek to develop or commercialize in the broader self-pay healthcare market. Successful competitors in that market have the ability to effectively discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical staff.
Our planned strategy to compete in the aesthetic neurotoxin market is dependent on the marketing and pricing flexibility that we believe is afforded to a company with a portfolio limited to self-pay healthcare, comprised of products and procedures that are not reimbursed by third-party payors. In the event that regulations applicable to reimbursed products are changed to apply to self-pay healthcare products, we would no longer have this flexibility and we may not be able to compete as effectively with our competitors which may have a material effect on our business, financial condition and results of operations.
Upon marketing approval, the first expected use of DWP-450 will be in aesthetic medicine. The aesthetic product market, and the facial aesthetic market in particular, is highly competitive and dynamic and is characterized by rapid and substantial technological development and product innovations. We are seeking regulatory approval of DWP-450 for the treatment of glabellar lines. We anticipate that DWP-450, if approved, will face significant competition from other facial aesthetic products, such as other injectable and topical botulinum toxins and dermal fillers. If approved, DWP-450 may also compete with unapproved and off-label treatments. In addition, competitors may develop new technologies within the aesthetic market that may be superior in safety and efficacy to DWP-450 or offer alternatives to the use of toxins, including surgical and radio frequency techniques. To compete successfully in the aesthetic market, we will have to demonstrate that DWP-450 is at least as safe and effective as current products sold by our competitors. Competition in the aesthetic market could result in price-cutting and reduced profit margins, any of which would harm our business, financial condition and results of operations.
Due to less stringent regulatory requirements, there are many more aesthetic products and procedures available for use in international markets than are approved for use in the United States. There are also fewer limitations on the claims that our competitors in international markets can make about the effectiveness of their products and the manner in which they can market them. As a result, we face more competition in these markets than in the United States.
Our commercial opportunity could also be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than DWP-450 or any other product that we may develop. Our competitors also may obtain FDA or other regulatory approval for these products more rapidly than we may obtain approval for our products, which could result in our competitors establishing a strong market position before we are able to enter the market, which may create additional barriers to successfully commercializing our products and attracting physician and consumer demand.
DWP-450 or any other product candidate for which we seek approval as a biologic may face competition sooner than anticipated.
With the enactment of the Biologics Price Competition and Innovation Act of 2009, or the BPCI Act, as part of the Patient Protection and Affordable Care Act, an abbreviated pathway for the approval of biosimilar or interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics. Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until twelve years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. For example, one company has filed a Citizen Petition requesting that the FDA not apply the BPCI Act to pre-enactment BLAs. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.
We believe that DWP-450 should qualify for the twelve-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider any of our product candidates to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar product, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear and will depend on a number of marketplace and regulatory factors that are still developing.

DWP-450 is manufactured exclusively in one facility located in South Korea, and we plan to utilize this facility in the future to support commercial production if DWP-450 is approved. If this facility were damaged or destroyed, or if there occurs a significant disruption in operations at this facility for any reason, our ability to continue to operate our business would be materially harmed.
Daewoong developed the manufacturing process for DWP-450 and manufactures DWP-450 in a recently constructed facility located in South Korea, which was completed in 2016 with the intention to comply with FDA and EMA regulations and is now fully validated by Daewoong under cGMP requirements. The FDA classified the facility as acceptable in May 2018 and the EMA issued a certificate of GMP Compliance for the facility in April 2018.
We plan to utilize Daewoong’s facility in the future for commercial production if DWP-450 is approved. If this facility were to be damaged, destroyed or otherwise unable to operate or comply with regulatory requirements, whether due to earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages or otherwise, or if operations at the facility is disrupted for any other reason, such an event could, if DWP-450 is approved, jeopardize Daewoong’s ability to manufacture DWP-450 as promptly as we or our customers expect or possibly at all. If we experience delays in achieving our development objectives, or if Daewoong is unable to manufacture DWP-450 within a timeframe that meets ours and our customers’ expectations, our business, prospects, financial results and reputation could be materially harmed.
If these disruptions exceed coverage provided by Daewoong’s insurance policies, Daewoong may be unable to satisfy its obligations to us.
We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters or political unrest and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster or political unrest.
Daewoong, the sole manufacturer of DWP-450, manufactures DWP-450 in a facility located in South Korea. In addition, the underlying drug substance for DWP-450 is also manufactured in a separate facility on the same campus. The risk of extreme weather and earthquakes in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. There is also a level of political unrest or uncertainty in South Korea and the broader region. Natural disasters or political unrest could severely disrupt Daewoong’s operations, and have a material adverse effect on our business, results of operations, financial condition and prospects.
If a natural disaster, political unrest, power outage or other event occurred that prevented Daewoong from using all or a significant portion of its manufacturing facility, or prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. In particular, because Daewoong manufactures DWP-450 in its facility, in the event of a natural disaster, political unrest, power outage or other event affecting this facility, we would be required to seek additional manufacturing facilities and capabilities that have obtained the necessary approvals required by state, federal or other applicable authorities in order to continue or resume manufacturing activities, which we may not be able to do on commercially reasonable terms if at all. Any disaster recovery and business continuity plans that we and Daewoong have in place or put in place may not be adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of our or Daewoong’s lack of disaster recovery and business continuity plans, or the adequacy thereof, which could have a material adverse effect on our business.
Our ability to market DWP-450, if approved, will be limited to use for the treatment of glabellar lines, and if we want to expand the indications for which we market DWP-450, we will need to obtain additional regulatory approvals, which will be expensive and may not be granted.
We are currently seeking regulatory approval for DWP-450 in the United States, EU and Canada for the treatment of moderate to severe glabellar lines. If DWP-450 is approved for this indication, the terms of that approval will restrict our ability to market or advertise DWP-450 for other indications, which could limit physician and consumer adoption. Under the U.S. Federal Food Drug and Cosmetic Act, we may generally only market DWP-450 for approved indications. Many of our competitors have received approval of multiple aesthetic and therapeutic indications for their neurotoxin products and may be able to market such products for use in a way we cannot. For example, we are aware that one of our competitors, Allergan, has obtained and plans to obtain additional indications for its neurotoxin product within medical aesthetics and therefore is able to market its product across a greater number of indications than DWP-450. If we are unable to obtain approval for indications in addition to our anticipated approval for glabellar lines, our marketing efforts for DWP-450 will be severely limited. As a result, we may not generate physician and consumer demand or approval of DWP-450.
We have entered into the therapeutic agreement with ALPHAEON relating to certain rights to the therapeutic indications of DWP-450 under the Daewoong Agreement and, as a result, our ability to pursue therapeutic indications for DWP-450 is limited.
On December 18, 2017, we entered into a therapeutic agreement with ALPHAEON, or the therapeutic agreement, relating to certain rights to the therapeutic indications of DWP-450 under the Daewoong Agreement. We previously paid an aggregate of $1.0 million to Daewoong pursuant to the Daewoong Agreement to receive an option to expand the permitted uses of DWP-450 to cover all therapeutic uses in the United States, EU, Canada, Australia, Russia, C.I.S., and South Africa, or the covered territories, and Japan, or the therapeutic option. Pursuant to the Daewoong Agreement, we may exercise the therapeutic option for a confidential exercise price, or the therapeutic option fee, upon thirty days’ notice to Daewoong. The therapeutic option expires December 31, 2018.
However, pursuant to the therapeutic agreement, we have agreed not to sell, sub-license or otherwise dispose in whole or in part the therapeutic option or the rights underlying the therapeutic option and we will hold the therapeutic option and the underlying rights in trust for ALPHAEON. We further agreed not to develop or make plans to develop any therapeutic indications for DWP-450. In exchange for this, and as of the date of the therapeutic agreement, ALPHAEON reduced the related party borrowings owed by us by the amount of $2.5 million. If prior to December 31, 2018, ALPHAEON desires for us to exercise the therapeutic option in whole or in part on ALPHAEON’s behalf, ALPHAEON will wire funds to us equal to the therapeutic option fee and we will apply those funds solely to the exercise of the therapeutic option fee. The obligations stated above will terminate upon the prior written consent of ALPHAEON, which consent may be withheld for any or no reason.
In addition, under the therapeutic agreement, ALPHAEON has the right to negotiate the entry into an agreement with Daewoong for distribution rights for therapeutic indications of DWP-450 that are separate and distinct from the Daewoong Agreement, or the ALPHAEON-Daewoong agreement. We have agreed to ALPHAEON and Daewoong’s entry into the ALPHAEON-Daewoong agreement, so long as the terms do not diminish, interfere with or adversely affect our ability to distribute DWP-450 for aesthetic indications in the covered territories and Japan under the Daewoong Agreement.
It is expected that upon approval by the FDA, DWP-450 will be the only U.S. neurotoxin without a therapeutic indication. We believe pursuing an aesthetic-only non-reimbursed product strategy will allow for meaningful strategic advantages in the United States, including pricing and marketing flexibility. Additionally, our entry into the therapeutic agreement eliminates our ability to expand the permitted uses of DWP-450 for therapeutic indications without ALPHAEON’s consent, which consent may be withheld for any or no reason. Even though we presently intend to pursue an aesthetic-only non-reimbursed product strategy, we could in the future decide to pursue therapeutic indications for DWP-450 (subject to ALPHAEON’s consent) or any of our future product candidates. We may, however, be deterred from pursuing therapeutic indications for DWP-450 by the consent requirement of the therapeutic agreement and may be further deterred from pursuing therapeutic indications for any of our future product candidates. As a result, we may not pursue product candidates with therapeutic indications.
If DWP-450 or any of our future product candidates are approved for marketing, and we are found to have improperly promoted off-label uses, or if physicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, sanctions, or product liability claims, and our image and reputation within the industry and marketplace could be harmed.
The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about pharmaceutical products, such as DWP-450, if approved. In particular, a product may not be promoted for uses or indications that are not approved by the FDA or other similar regulatory authorities as reflected in the product’s approved labeling. If we receive marketing approval for DWP-450 for the treatment of moderate to severe glabellar lines, which is the first indication that we are pursuing, physicians could use DWP-450 on their patients in a manner that is inconsistent with the approved label, potentially including for the treatment of other aesthetic or therapeutic indications. If we are found to have promoted such off-label uses, we may receive warning letters and be subject to other enforcement actions from the FDA, EMA and other regulatory agencies, and become subject to significant liability, which would materially harm our business. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred, and our reputation could be damaged. The FDA has also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed in order to resolve FDA enforcement actions. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA prohibitions or other restrictions on the sale or marketing of our products and other operations or significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry.
Physicians may also misuse DWP-450 or any future product candidates, if approved, or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If DWP-450 or any future product candidates, if approved, are misused or used with improper techniques or are determined to cause or contribute to consumer harm, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, result in sizable damage awards against us that may not be covered by insurance and subject us to negative publicity resulting in reduced sales of our products. Furthermore, the use of DWP-450 or any future product candidates, if approved, for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and consumers. Any of these events could harm our business and results of operations and cause our stock price to decline.
DWP-450 or any of our future product candidates may cause serious or undesirable side effects or possess other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of approved labeling or result in post-approval regulatory action.
Unforeseen side effects from DWP-450 or our future product candidates could arise either during clinical development or, if approved, after marketing such product. Undesirable side effects caused by product candidates could cause us or regulatory authorities to interrupt, modify, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA, EMA or similar regulatory authorities. Results of clinical trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, trials could be suspended or terminated and the FDA, EMA or similar regulatory authorities could order us to cease further development of or deny approval of product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in product liability claims. Any of these occurrences may harm our business, financial condition, operating results and prospects.
Additionally, if we or others identify undesirable side effects, or other previously unknown problems, caused by DWP-450, or any of our future product candidates, after obtaining regulatory approval in the United States or other jurisdictions, a number of potentially negative consequences could result, including:

•	regulatory authorities may withdraw their approval of the product;

•	regulatory authorities may require a recall of the product or we may voluntarily recall a product;

•
regulatory authorities may require the addition of warnings or contraindications in the product labeling, narrowing of the indication in the product label or issuance of field alerts to physicians and pharmacies;

•
regulatory authorities may require us to create a medication guide outlining the risks of such side effects for distribution to patients or institute a Risk Evaluation and Mitigation Strategies, or REMS;

•	we may be subject to limitations as to how we market or promote the product;

•	we may be required to change the way the product is administered or modify the product in some other way;

•	regulatory authorities may require additional clinical trials or costly post-marketing testing and surveillance to monitor the safety or efficacy of the product;

•	sales of the product may decrease significantly;

•	we could be sued and held liable for harm caused to patients; and

•	our brand and reputation may suffer.
Any of the above events could prevent us from achieving or maintaining market acceptance of the affected product and could substantially increase the costs of commercializing our products. The demand for DWP-450 could also be negatively impacted by any adverse effects of a competitor’s product or treatment.
Our failure to successfully in-license, acquire, develop and market additional product candidates or approved products would impair our ability to grow our business.
Although a substantial amount of our effort will focus on the potential regulatory approval and commercialization of DWP-450, a key element of our long-term strategy is to in-license, acquire, develop, market and commercialize a portfolio of products to serve the self-pay aesthetic market. Because our internal research and development capabilities are limited, we may be dependent upon pharmaceutical companies, academic scientists and other researchers to sell or license products or technology to us. The success of this strategy depends partly upon our ability to identify and select promising pharmaceutical product candidates and products, negotiate licensing or acquisition agreements with their current owners and finance these arrangements.
The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing, sales and other resources, may compete with us for the license or acquisition of product candidates and approved products. We have limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into our current infrastructure. Moreover, we may devote resources to potential acquisitions or licensing opportunities that are never completed, or we may fail to realize the anticipated benefits of such efforts. We may not be able to acquire the rights to additional product candidates on terms that we find acceptable, or at all.
Further, any product candidate that we acquire may require additional development efforts prior to commercial sale, including preclinical or clinical testing and approval by the FDA, the EMA and other similar regulatory authorities. All product candidates are prone to risks of failure during pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, any approved products that we acquire may not be manufactured or sold profitably or achieve market acceptance.
If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize DWP-450 or any other future product candidates, if approved, or generate product revenue.
We currently have limited marketing capabilities and no sales organization. To commercialize DWP-450 or any other future product candidates, if approved, in the United States, EU, Canada and other jurisdictions we may seek to enter, we must build our marketing, sales, distribution, managerial and other capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If DWP-450 receives regulatory approval, we expect to market DWP-450 in the United States through an internal specialized sales force and outside the United States through distributors, and such marketing efforts will be expensive and time consuming.
We have no prior experience in the marketing, sale and distribution of pharmaceutical products, and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, provide adequate training to sales and marketing personnel, generate sufficient sales leads, effectively manage a geographically dispersed sales and marketing team, adequately provide complementary products to be offered by sales personnel, which may otherwise put us at a competitive disadvantage relative to companies with more extensive product lines, and handle any unforeseen costs and expenses. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize DWP-450 or any future product candidates. To the extent we commercialize our product candidates by entering into agreements with third-party collaborators, we may have limited or no control over the sales, marketing and distribution activities of these third parties, in which case our future revenues would depend heavily on the success of the efforts of these third parties. If we are not successful in commercializing DWP-450 or any future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.
We will need to increase the size of our organization, and we may experience difficulties in managing this growth.
As of June 29, 2018, we had 28 employees, all of whom constituted full-time employees. Three of our full-time employees, including our Chief Operating Officer, J. Christopher Marmo, Ph.D., are employed by ALPHAEON and we reimburse ALPHAEON for amounts due under their respective employment agreements with ALPHAEON. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations, commercialize DWP-450 or any other product candidates, if approved, and continue our development activities. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•	manage any of our future clinical trials effectively;

•	identify, recruit, retain, incentivize and integrate additional employees;

•	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•	continue to improve our operational, financial and management controls, reporting systems and procedures.
Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives or disrupt our operations.
Our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, vendors and other agents may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates applicable regulations, including those laws requiring the reporting of true, complete and accurate information to regulatory agencies, manufacturing standards, and federal and state healthcare laws and regulations. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. Although our strategy to focus only on the self-pay market will reduce our risk under the Anti-Kickback Statute, we could face liability under similar state laws that are not limited to products reimbursed by the government or if we obtain regulatory approval for products reimbursed by federal healthcare programs in the future. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, referrals, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of individually identifiable information, including, without limitation, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. The precautions we take to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, including, without limitation, damages, fines, disgorgement, imprisonment and the curtailment or restructuring of our operations.
In the future, we may rely on third parties and consultants to conduct all of our preclinical studies and clinical trials. If these third parties or consultants do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for any future product candidates.
In the future, we may rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as clinical research organizations, to conduct clinical trials on our product candidates. The third parties with whom we may contract for execution of any of our future clinical trials may play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, any of these third parties may not be our employees, and except for contractual duties and obligations, we would have limited ability to control the amount or timing of resources that they devote to any of our future programs. Although we may rely on these third parties to conduct our preclinical studies and clinical trials, we would remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable investigational plan and protocol. Moreover, the FDA and other similar regulatory authorities require us to comply with, among other requirements, good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We may also rely on consultants to assist in the execution, including data collection and analysis, of any of our future clinical trials.
In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. If the third parties or consultants conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to conduct additional clinical trials or enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain, or may be delayed in obtaining, regulatory approval for and will not be able to, or may be delayed in our efforts to, successfully commercialize any future product candidates being tested in such trials.
We plan to rely on third-party distribution partners for the distribution of our products, product candidates and services, which could delay or limit our ability to generate revenue.
With respect to certain markets for our products, product candidates and services, we plan to retain third-party service providers to perform functions related to the marketing, distribution and sale of DWP-450 and any future product candidates. Key aspects of those functions may be out of our direct control, including regulatory compliance, warehousing and inventory management, distribution, contract administration, accounts receivable management and call center management. Any future distribution partners may hold significant control over important aspects of the commercialization of our products, including market identification, regulatory compliance, marketing methods, pricing, composition of sales force and promotional activities.
We may not be able to control the amount and timing of resources that any future third-party distribution partners may devote to our products, or prevent any third-party from pursuing the development of alternative technologies or products that compete with our products, except to the extent our contractual arrangements protect us against such activities. Also, we may not be able to prevent any other third-party from withdrawing its support of our products.
If third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, encounter natural or other disasters at their facilities or otherwise fail to perform their services to us in a satisfactory or predicted manner, or at all, our ability to deliver product to meet commercial demand could be significantly impaired. In addition, we may use third parties to perform various other services for us relating to sample accountability and regulatory monitoring, including adverse event reporting, safety database management and other product maintenance services. If the quality or accuracy of the data maintained by these service providers is insufficient, our ability to continue to market our products could be jeopardized or we could be subject to regulatory sanctions, and any indemnity we may receive from such third-party service providers could be limited by such provider’s ability to pay and otherwise might not be sufficient to cover all losses we may experience.
We will forecast the demand for commercial quantities of our products, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.
If DWP-450 is approved, we will purchase the product from Daewoong. Pursuant to the Daewoong Agreement, we will submit forecasts of anticipated product orders to Daewoong and may, from time to time, submit purchase orders on the basis of these forecasting requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. In addition, we expect Daewoong to manufacture its own product, Nabota, a DWP-450 formulation, from this facility. If our business significantly expands, our demand for commercial products would increase and Daewoong may be unable to meet our increased demand. In addition, our product will have fixed future expiration dates. If we overestimate our component and material requirements, we will have excess inventory, which may have to be disposed of if such inventory exceeds approved expiration dates, which would result in lost revenues and increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of our products to our customers. Any of these occurrences would negatively affect our financial performance.
If and when we expand internationally, our international operations will expose us to risks, and failure to manage these risks may adversely affect our operating results and financial condition.
We expect to have operations both inside and outside the United States. International operations are subject to a number of inherent risks, and our future results could be adversely affected by a number of factors, including:

•	requirements or preferences for domestic products or solutions, which could reduce demand for our products;

•	differing existing or future regulatory and certification requirements;

•	management communication and integration problems resulting from cultural and geographic dispersion;

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties in enforcing contracts;

•	difficulties and costs of staffing and managing non-U.S. operations;

•	the uncertainty of protection for intellectual property rights in some countries;

•	tariffs and trade barriers, export regulations and other regulatory and contractual limitations on our ability to sell our products;

•	more stringent data protection standards in some countries;

•
greater risk of a failure of foreign employees to comply with both U.S. and foreign laws, including export and antitrust regulations, the U.S. Foreign Corrupt Practices Act, or FCPA, quality assurance and other healthcare regulatory requirements and any trade regulations ensuring fair trade practices;

•
heightened risk of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, or irregularities in, financial statements;

•	foreign currency exchange rates;

•	potentially adverse tax consequences, including multiple and possibly overlapping tax structures and difficulties relating to repatriation of cash; and

•	political and economic instability, political unrest and terrorism.
These and other factors could harm our ability to gain future revenue and, consequently, materially impact our business, operations results and financial condition.
A perception of a conflict of interest of our indirect physician investors by other physicians or consumers could negatively impact our future product sales or product approvals.
We have been indirectly funded through investments in our controlling stockholder, ALPHAEON, and its majority shareholder SCH-AEON, LLC, or SCH, in part, by leading physicians in the self-pay healthcare market, or the indirect physician investors. As a result, through ALPHAEON and SCH, these indirect physician investors may have an indirect financial interest in our success (as our successes, if any, will in part be imputed to ALPHAEON and ultimately SCH) and may be more inclined to use, promote or recommend DWP-450 to their patients and other physicians. Other physicians may become aware of the indirect and potential financial interest and investments of these indirect physician investors and realize their additional incentives in recommending DWP-450 and any of our future product candidates, if approved. If these other physicians perceive this to be a significant conflict, the other physicians may be unwilling to purchase DWP-450 or any of our future product candidates without obtaining additional third-party evidence of their benefits and efficacy. If consumers perceive these indirect physician investors have a conflict of interest in recommending DWP-450 or any of our future product candidates, they may be unwilling to purchase DWP-450 or any of our future product candidates and may have a negative view of our brand, which could harm our reputation in the market. If physicians do not recommend DWP-450 or any of our future product candidates or consumers choose not to purchase any of our products as a result of these conflicts of interest, it could adversely affect our business.
In addition, ALPHAEON is presently a technology company focused on providing healthcare products and services, including patient financing services, and SCH is presently a holding company with direct and/or indirect interests, as the case may be, in ALPHAEON and various other healthcare related and energy related companies. ALPHAEON and SCH may engage in, acquire or otherwise conduct their business in a manner that partners with or otherwise collaborates with the business of our company, DWP-450 and any of our future product candidates. For example, ALPHAEON offers a patient financing service whereby a qualified patient can receive a line of credit for certain approved medical procedures. An aesthetic medical procedure sought by a qualified patient for the treatment of moderate to severe glabellar lines whereby the physician uses DWP-450 may be an eligible procedure covered under ALPHAEON’s patient financing service. As a result, our indirect physician investors may receive an additional incremental benefit through a patient’s use of ALPHAEON’s patient financing service and the physician’s use of DWP-450. If other physicians or consumers perceive this to be a significant conflict, the other physicians or consumers may be unwilling to purchase DWP-450 or any of our future product candidates without obtaining additional third-party evidence of their benefits and efficacy, and it may result in a negative view of our brand, which could harm our reputation in the market.
Further, for our two identical double blind, pivotal U.S. Phase III clinical trials of DWP-450 (EV-001 and EV-002), one of the twenty clinical investigators was at the time of the pivotal clinical trial an indirect physician investor in our company. For our pivotal double blind, European Phase III study of DWP-450 (EVB-003), one of the nineteen clinical investigators was at the time an indirect physician investor in our company.  Additionally, in our unblinded, non-pivotal U.S. Phase II clinical trials of DWP-450 (EV-004 and EV-006), eight of the twenty-nine clinical investigators are or were at the time of the non-pivotal clinical trial indirect physician investors of our company. In the future, clinical investigators for any of our future pivotal or non-pivotal clinical trials may be indirect physician investors in our company. We believe it is likely that they will be required to report some of these relationships to the FDA, EMA or Health Canada to the extent not already disclosed. The FDA, EMA or Health Canada may conclude that a financial relationship, such as an indirect investment, between us and a clinical investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA, EMA or Health Canada may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA, EMA or Health Canada and may ultimately lead to the denial of marketing approval of one or more of our future product candidates. In addition, should our products become eligible for government reimbursement in the future, such indirect investments or other financial relationships with clinical investigators may become subject to additional regulations and disclosure requirements.
If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any future products we develop.
We face an inherent risk of product liability as a result of the clinical testing of DWP-450 and any of our future product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted against us under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for DWP-450 or any future product candidates or products we develop;

•	termination of clinical trial sites or entire trial programs;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants or cancellation of clinical trials;

•	significant costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	the inability to commercialize any products we develop; and

•	a decline in our share price.
Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of DWP-450 or any future products that we develop. We currently carry product liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing DWP-450, we intend to expand our insurance coverage to include the sale of DWP-450, however, we may be unable to obtain this liability insurance on commercially reasonable terms.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop DWP-450 or any future product candidates, conduct our clinical trials and commercialize DWP-450 or any future products we develop.
Our success depends in part on our continued ability to attract, retain and motivate highly qualified management. We believe that our future success is highly dependent upon the contributions of our senior management, particularly David Moatazedi, our President, Chief Executive Officer, and member of our board of directors, Lauren Silvernail, our Chief Financial Officer and Executive Vice President, Corporate Development, as well as other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of DWP-450 or any future products we develop.
In addition, we could experience difficulties attracting and retaining qualified employees in the future. For example, competition for qualified personnel in the pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel, including experienced sales representatives, as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information or that their former employers own their research output.
Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.
Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Furthermore, the market for aesthetic medical procedures may be particularly vulnerable to unfavorable economic conditions. We do not expect DWP-450 for the treatment of glabellar lines to be reimbursed by any government or third-party payor and, as a result, our product candidate will be wholly-paid for by the consumer. Demand for this product will be tied to discretionary spending levels of our targeted consumer population. A severe or prolonged economic downturn could result in a variety of risks to our business, including a decline in the discretionary spending of our target consumer population, which could lead to a weakened demand for DWP-450 or any future product candidates, if approved. A severe or prolonged economic down turn may also affect our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business.
In addition, our business strategy was developed based on a number of important assumptions about the self-pay healthcare market. For example, we believe that the number of self-pay healthcare procedures will increase in the future. However, these trends are uncertain and limited sources exist to obtain reliable market data. Therefore, sales of DWP-450 or any of our future product candidates could differ materially from our projections if our assumptions are incorrect. In addition, our strategy of focusing exclusively on the self-pay healthcare market may limit our ability to increase sales or achieve profitability. For example, to maintain the marketing and pricing flexibility we believe results from offering products and procedures that are not reimbursed by third-party payors, we cannot offer products or services available in the broader healthcare market that are reimbursed by third-party payors. This eliminates our ability to offer a substantial number of products. In the event that we elect to seek regulatory approval for and market therapeutic indications of DWP-450 (if ALPHAEON consents under the therapeutic agreement, which consent may be withheld for any or no reason) or any other product candidates, we will be subject to regulations governing the marketing and pricing of products that are reimbursed by third-party payors, which may have an adverse affect on our business.
Our strategy of focusing exclusively on the self-pay healthcare market may limit our ability to increase sales or achieve profitability.
Our near-term strategy of focusing exclusively on the self-pay healthcare market may limit our ability to increase sales or achieve profitability. For example, to maintain our business model, we cannot offer products or services available in the broader healthcare market that are reimbursed by third-party payors such as Medicare, Medicaid or commercial insurance. This eliminates our ability to offer a substantial number of products.

Pursuant to the Daewoong Agreement, we have an option to expand our license to include therapeutic indications. We have, however, entered into the therapeutic agreement with ALPHAEON pursuant to which we have agreed not to sell, sub-license or otherwise dispose in whole or in part the therapeutic option or the rights underlying the therapeutic option and we will hold the therapeutic option and the underlying rights in trust for ALPHAEON. Even though we presently intend to pursue an aesthetic-only non-reimbursed product strategy, if, pursuant to the therapeutic agreement, ALPHAEON consents to the expansion of our license to include therapeutic indications, which consent may be withheld for any or no reason, we may attempt to develop, promote and commercialize new treatment indications and protocols for DWP-450 in the future, but we may not receive the regulatory approvals required to do so in a timely manner, if at all. In addition, if we were to pursue regulatory approvals for additional indications, we would be required to conduct additional clinical trials or studies to support such indications, which would be time consuming and expensive, and may produce results that do not support such regulatory approvals. If we do not obtain additional regulatory approvals or obtain ALPHAEON’s consent under the therapeutic agreement, our ability to expand our business into therapeutic indications will be limited. Further, we would not be able to benefit from the pricing and marketing flexibility we currently enjoy due to our exclusive focus on the aesthetic self-pay healthcare market. We will be required to calculate DWP-450’s ASP, inclusive of both aesthetic and therapeutic sales, for purposes of therapeutic reimbursement. As a result, we may limit our aesthetic neurotoxin discounting to protect our therapeutic neurotoxin reimbursement rate, which many of our competitors currently do. Additional regulations would also impose limits on the permitted interaction with our physician-customers. This would require us to compete without using pricing and marketing flexibility, at which we may not be successful, if at all.
We incur significant increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would harm our business.
We incur significant legal, accounting and other expenses as a public company, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and regulations regarding corporate governance practices. The listing requirements of the Nasdaq Global Market, and the rules of the Securities and Exchange Commission, or SEC, require that we satisfy certain corporate governance requirements. Our management and other personnel devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, the reporting requirements, rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. Any changes we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.
We are subject to Section 404 of the Sarbanes-Oxley Act, or Section 404, and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. In order to maintain effective internal controls, we will need to assume certain functions that have historically been provided by ALPHAEON and we will need additional financial personnel, systems and resources. Beginning with the second annual report on Form 10-K that we will be required to file with the SEC, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company, as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b). Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. We will remain an emerging growth company until the earliest of (i) December 31, 2023, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

To date, we have never conducted a review of our internal controls for the purpose of providing the reports required by these rules. During the course of our review and testing, we may identify deficiencies and be unable to remediate them before we must provide the required reports. Furthermore, if we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We or our independent registered public accounting firm may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting, which could harm our operating results, cause investors to lose confidence in our reported financial information and cause the trading price of our stock to fall. In addition, as a public company we will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report our financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our shares from the Nasdaq Global Market or other adverse consequences that would materially harm our business and reputation.
Our business involves the use of hazardous materials, and we and our third-party manufacturer and supplier must comply with environmental laws and regulations, which can be expensive and restrict how we do business.
Our research and development and manufacturing activities in the future may, and Daewoong’s manufacturing and supplying activities presently do, involve the controlled storage, use and disposal of hazardous materials, including botulinum toxin type A, a key component of DWP-450, and other hazardous compounds. We and Daewoong are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. In some cases, these hazardous materials and various wastes resulting from their use are stored at Daewoong’s facilities pending their use and disposal. We and Daewoong cannot eliminate the risk of contamination, which could cause an interruption of Daewoong’s manufacturing processes, our commercialization efforts, business operations and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by Daewoong for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, this may not eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources, and state or federal or other applicable authorities may curtail our use of certain materials and interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent.
We may use third-party collaborators to help us develop, validate or commercialize any new products, and our ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.
We may license or selectively pursue strategic collaborations for the development, validation and commercialization of DWP-450 and any future product candidates. In any third-party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also impair our reputation or result in development delays, decreased revenues and litigation expenses.
In addition, we may face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to consumers, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. Collaborations are complex and time-consuming to negotiate and document.
We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of such product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate revenue.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. In addition, we currently do not have a tax sharing arrangement in place with ALPHAEON. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards, or NOLs, and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. As of December 31, 2017, we had $72.6 million of federal NOLs, available to offset our future taxable income, if any. As of December 31, 2017, we had federal research and development credit carryforwards of $1.0 million. These federal NOLs and research and development tax credit carryforwards expire at various dates beginning in 2034. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.
U.S. federal income tax reform could adversely affect us.
On December 22, 2017, the Tax Cuts and Jobs Act, or TCJA, was signed into law, significantly reforming the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest, allows for the expensing of capital expenditures, puts into effect the migration from a “worldwide” system of taxation to a territorial system and modifies or repeals many business deductions and credits. We continue to examine the impact the TCJA may have on our business. We will evaluate the effect of the TCJA on our projection of minimal cash taxes or to our net operating losses. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions and recognized impacts could be materially different from current estimates based on our actual results and our further analysis of the new law. Our net deferred tax assets and liabilities will be revalued at the newly enacted U.S. corporate rate, and the impact will be recognized in our tax expense or benefit in the year of enactment. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the TCJA is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law.
Our business and operations would suffer in the event of computer system failures.
Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusions, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our current or future product development programs. For example, the loss of clinical trial data from completed or any future ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidates could be delayed.
Risks Related to Intellectual Property
If we or any of our current or future licensors, including Daewoong, are unable to maintain, obtain or protect intellectual property rights related to DWP-450 or any of our future product candidates, we may not be able to compete effectively in our market.
We and our current licensor Daewoong currently rely upon a combination of trademarks, trade secret protection, confidentiality agreements and proprietary know-how. Botulinum toxin cannot be patented, as it is produced by Clostridium botulinum, a gram-positive, rod-shaped, anaerobic, spore-forming, motile bacterium with the ability to produce the neurotoxin botulinum. Only the manufacturing process for botulinum toxin can be patented, for which Daewoong has obtained a U.S. patent. Under the Daewoong Agreement, we license the trademark associated with DWP-450. Our trade secrets and other confidential proprietary information and those of our licensors could be disclosed or competitors could otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we or any of our current or future licensors may encounter significant problems in protecting and defending our or their intellectual property both in the United States and internationally. If we or any of our current or future licensors are unable to prevent material disclosure of the non-patented intellectual property related to DWP-450 to third parties, we may not be able to establish or maintain a competitive advantage in our market, which could adversely affect our business.
In addition to the protection afforded by trademarks, confidentiality agreements and proprietary know-how, we may in the future rely upon in-licensed patents for any future product offerings. The strength of patents we may in-license in the technology and healthcare fields involves complex legal and scientific questions and can be uncertain. The patent applications that we may in-license may fail to result in issued patents with claims that cover any of our future product candidates in the United States or in other foreign countries, and the issued patents that we may in-license may be declared invalid or unenforceable.
We are reliant on the ability of Daewoong, as the licensor of our only product candidate, and will be reliant on future licensors of any future product candidates, to maintain their intellectual property and protect their intellectual property against misappropriation, infringement or other violation. We may not have primary control over Daewoong’s or our future licensors’ patent prosecution activities. Furthermore, we may not be allowed to comment on prosecution strategies, and patent applications currently being prosecuted may be abandoned by the patent owner without our knowledge or consent. With respect to patents that are issued to our licensors, or patents that may be issued on patent applications, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed or invalidated. As a licensee, we are reliant on Daewoong and our future licensors to defend any third-party claims, including Daewoong’s defense in connection with the Medytox Litigation, which is defined below. Our licensors may not defend or prosecute such actions as vigorously or in the manner that we would have if entitled to do so, and we will be subject to any judgment or settlement resulting from such actions. Also, a third-party may challenge the validity of our in-licensing transactions. Furthermore, even if they are unchallenged, any of our future in-licensed patents and patent applications may not adequately protect the licensors or our intellectual property or prevent others from designing around their or our claims.
Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.
Our commercial success depends in part on our avoiding infringement of the proprietary rights of third parties. Competitors in the field of dermatology, aesthetic medicine and neurotoxins have developed large portfolios of patents and patent applications in fields relating to our business. In particular, there are patents held by third parties that relate to the treatment with neurotoxin-based products for the indication we are currently developing. There may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against us. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the technology, medical device and pharmaceutical industries, including patent infringement lawsuits, interferences, oppositions and inter-party reexamination proceedings before the U.S. Patent and Trademark Office, or USPTO. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing DWP-450. As the technology, medical device and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.
Third parties may assert that we or any of our current or future licensors, including Daewoong, are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, methods of manufacture or methods for treatment related to the use or manufacture of DWP-450 or any future product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that DWP-450 or any future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of DWP-450 or any future product candidates, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtain a license under the applicable patents or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our methods of use, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all.
In addition to claims of patent infringement, third parties may bring claims against us asserting misappropriation of proprietary technology or other information in the development, manufacture and commercialization of our product candidates. Defense of such a claim would require dedicated time and resources, which time and resources could otherwise be used by us toward the maintenance of our own intellectual property and the development and commercialization of our product candidates or by any of our current or future licensors for operational upkeep and manufacturing of our products. Presently, we, ALPHAEON, SCH and Daewoong are defendants to a lawsuit brought by Medytox on June 7, 2017 in the Superior Court of the State of California, alleging, among other things, that Daewoong stole Medytox’s botulinum toxin bacterial strain, or the BTX strain, that Daewoong misappropriated certain trade secrets of Medytox, including the process used to manufacture DWP-450 (which Medytox claims is similar to its biopharmaceutical drug, Meditoxin) using the BTX strain, and that Daewoong thereby interfered with Medytox’s plan to license Meditoxin to us, or the Medytox Litigation. Medytox claims that as a result of Daewoong’s conduct, we entered into the Daewoong Agreement instead of an agreement with Medytox to license Meditoxin.
With specific regard to us, Medytox alleges that (i) we have violated California Uniform Trade Secrets Act, Cal. Civ. Code Section 3426 because Daewoong’s alleged knowledge of the misappropriation of certain trade secrets of Medytox is imputed to us as a result of our relationship with Daewoong, (ii) we have stolen the BTX strain through our possession of and refusal to return the BTX strain, (iii) we have engaged in unlawful, unfair and fraudulent business acts and practices in violation of California Bus. & Prof. Code Section 17200, including conversion of the BTX strain and misrepresentations to the public regarding the source of the botulinum toxin bacterial strain used to manufacture DWP-450, and (iv) the Daewoong Agreement is invalid and in violation of Medytox’s rights.
Medytox seeks, among other things, (i) actual, consequential and punitive damages, (ii) a reasonable royalty, as appropriate, (iii) a declaration that the Daewoong Agreement is void and unenforceable and that Medytox is entitled to disgorgement of all property wrongfully and unjustly retained or acquired by the defendants, including unlawfully gained profits, (iv) injunctive relief prohibiting us from using the license under the Daewoong Agreement and distributing DWP-450, and (v) attorneys’ fees and costs.
Daewoong filed a motion to dismiss or stay for forum non conveniens, claiming that the place where the complaint has been filed, in the Superior Court of the State of California, is not the proper place for the trial of the claims in the complaint because, among other reasons, the underlying facts that gave rise to the complaint occurred in South Korea. Daewoong’s motion to dismiss was granted by the Superior Court of the State of California on October 12, 2017. As a result, the action filed with the Superior Court of the State of California is stayed pending resolution of the proceedings in South Korea. In October 2017, Medytox initiated a civil lawsuit against Daewoong and its parent company, Daewoong Co. Ltd., in the Seoul Central District Court in Seoul, South Korea, related to the same subject matter in the Medytox litigation and is seeking, among other things, money damages, injunctive relief and destruction of related documents and products. None of us, ALPHAEON or SCH are parties to the litigation in the Seoul Central District Court.
On April 27, 2018, pursuant to a motion to dismiss brought by Daewoong, the Superior Court of the State of California dismissed Medytox’s suit against Daewoong, without prejudice, on the basis that Medytox had brought a substantially similar proceeding against Daewoong in South Korea. The proceedings against us, ALPHAEON and SCH remain stayed in the Superior Court of the State of California pending resolution of the proceedings between Medytox and Daewoong in South Korea.
Given the early stage in the Medytox Litigation, we are unable to predict the likelihood of success of Medytox’s claims against us, ALPHAEON, SCH or Daewoong or to quantify any risk of loss. The Medytox Litigation and any other similar claims, suits, government investigations, and proceedings are inherently uncertain and their results may not be favorable for us. For example, if the Medytox Litigation has a negative outcome for us, ALPHAEON or Daewoong, it could result in us losing access to DWP-450 and the manufacturing process and require us to negotiate a new license with Medytox for continued access to DWP-450. We may not be able to successfully negotiate such license on terms acceptable to us or at all. If we are unable to license DWP-450, we may not be able to find a replacement product, if at all, without expending significant resources and being required to seek additional regulatory approvals, which would be uncertain, time consuming and costly. Regardless of the outcome, such proceedings can have an adverse impact on us because of legal costs, diversion of management resources, and other factors. An adverse ruling against either us or one of the other defendants of any such proceedings could adversely affect our business, financial position, results of operations, or cash flows and could also result in reputational harm. Any of these consequences could adversely affect our business and results of operations.
In December 2017, Medytox filed a Citizen Petition, or the Citizen Petition, with the FDA. The Citizen Petition seeks to delay approval of the BLA submitted by us in May 2017 for DWP-450 until the FDA determines the identity and source of the botulinum strain for DWP-450 and validates the integrity of the data and information in the BLA. Medytox further requests that the FDA require the source and identity information in the BLA to include a single nucleotide polymorphism analysis of the whole genome sequence of the botulinum strain for DWP-450. The Citizen Petition alleges, among other things, that we made false statements in the BLA about the source and identity of the botulinum strain for DWP-450. If successful, the Citizen Petition could significantly delay, or even prevent, the FDA’s approval of the BLA. Even if the FDA ultimately denies the Citizen Petition, the FDA may substantially delay approval of or deny the BLA in connection with its response to the Citizen Petition or issues raised therein.
Parties making claims against us or any of our current or future licensors may request and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement, we or any of our current or future licensors may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties which may not be commercially or more available, pay royalties or redesign our infringing products or manufacturing processes, which may be impossible or require substantial time and monetary expenditure. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research, manufacture clinical trial supplies or allow commercialization of DWP-450 or any future product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. Similarly, third-party patents could exist that might be enforced against our products, resulting in either an injunction prohibiting our sales, or with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.
We may become involved in lawsuits to protect or enforce our intellectual property or the patents and other intellectual property of our licensors, which could be expensive and time-consuming.
Competitors may infringe our intellectual property, including any future patents we may acquire, or the patents and other intellectual property of our licensors, including Daewoong. As a result, we or any of our current or future licensors may be required to file infringement claims to stop third-party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or any of our current or future licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied.
An adverse determination of any litigation or other proceedings could put one or more of such patents at risk of being invalidated or interpreted narrowly. Interference, derivation or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to any of our future patent applications or those of our licensors or collaborators. Litigation or USPTO proceedings brought by us or any of our current or future licensors may fail or may be invoked against us or our licensors by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management or the management of any of our current or future licensors, including Daewoong. We may not be able, alone or with any of our current or future licensors or collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.
Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, or in-license needed technology or other product candidates. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline.
We may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States and in some cases may even force us to grant a compulsory license to competitors or other third parties. Consequently, we may not be able to prevent third parties from using our inventions in all countries outside the United States or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful.

Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
In addition, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in domestic and foreign intellectual property laws.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for our product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position.
We seek to protect our trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, collaborators, consultants, advisors and other third parties. We expect to enter into confidentiality and invention assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.
We employ individuals who were previously employed at other pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our employees’ former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents. Litigation may be necessary to defend against these claims. We may not be successful in defending these claims, and even if we are successful, litigation could result in substantial cost and be a distraction to our management and other employees. Any litigation or the threat thereof may adversely affect our ability to hire employees. A loss of key personnel or their work product could diminish or prevent our ability to commercialize product candidates, which could have an adverse effect on our business, results of operations and financial condition.
We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third-party may hold intellectual property, including patent rights that are important or necessary to the development of our future product candidates. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our product candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed, possibly materially.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.
Third parties may assert that we are using trademarks or trade names that are confusingly similar to their marks. If any third-party were able to establish that our trademarks or trade names were infringing their marks, that third-party may be able to block our ability to use the infringing trademark or trade name. In addition, if a third-party were to bring such a claim, we would be required to dedicate time and resources to fight the claim, which time and resources could otherwise be used toward the maintenance of our own intellectual property.
Parties making claims against us may request and obtain injunctive or other equitable relief, which could prevent our ability to use the subject trademarks or trade names. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement. We may be required to re-brand one or more of our products, product candidates, or services offered under the infringing trademark or trade name, which may require substantial time and monetary expenditure. Third parties could claim senior rights in marks which might be enforced against our use of trademarks or trade names, resulting in either an injunction prohibiting our sales under those trademarks or trade names.
Risks Related to Government Regulation
Our business and products are subject to extensive government regulation.
We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the United States, the EU, Canada and other countries, principally by the FDA, the U.S. Drug Enforcement Administration, the Centers for Disease Control and Prevention, the EMA and other similar regulatory authorities. Daewoong is also subject to extensive regulation by the FDA and the South Korean regulatory authorities as well as other regulatory authorities. Our failure to comply with all applicable regulatory requirements, or Daewoong’s failure to comply with applicable regulatory requirements, including those promulgated under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and the Controlled Substances Act, may subject us to operating restrictions and criminal prosecution, monetary penalties and other enforcement or administrative actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, revocation of approvals, or exclusion from future participation in the Medicare and Medicaid programs.
In the event our products receive regulatory approval, we, and our direct and indirect suppliers, including Daewoong, will remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in requirements that we implement REMS programs, requirements that we complete government mandated clinical trials, and government enforcement actions including those relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls.
If we experience delays in obtaining approval or if we fail to obtain approval of our product candidates, the commercial prospects for our product candidates may be harmed and our ability to generate revenue will be materially impaired.
We may not obtain regulatory approval for the commercialization of DWP-450 or any future product candidates.
The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. Neither we nor any collaboration partner is permitted to market DWP-450 or any future product candidates in the United States until we receive approval of a BLA from the FDA. We submitted a BLA to the FDA in May 2017, an MAA to the EMA in June 2017, and an NDS to Health Canada in July 2017 for DWP-450 for the treatment of glabellar lines. Our BLA and MAA were accepted for review by the FDA and EMA, respectively, in July 2017 and our NDS was accepted for review by Health Canada in October 2017. On May 15, 2018, we received a CRL from the FDA citing a number of deficiencies in the CMC processes portion of our BLA. If we, our products or the manufacturing facilities for our products fail to comply with applicable regulatory requirements, a regulatory agency may:

•	impose restrictions on the marketing or manufacturing of the product, suspend or withdraw product approvals or revoke necessary licenses;

•	issue warning letters, show cause notices or untitled letters describing alleged violations, which may be publicly available;

•	mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

•	require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	commence criminal investigations and prosecutions;

•	impose injunctions;

•	impose other civil or criminal penalties;

•	suspend any ongoing clinical trials;

•	delay or refuse to approve pending applications or supplements to approved applications filed by us;

•	refuse to permit drugs or active ingredients to be imported or exported;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products or require us to initiate a product recall.
Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA, EMA or other similar foreign regulatory authorities, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and our collaborators believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA, the EMA and other similar regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA, the EMA or other similar regulatory authorities delaying or denying approval of a product candidate for any or all targeted indications.
Regulatory approval of a BLA or BLA supplement, MAA, NDS or other product approval is not guaranteed, and the approval process is expensive and may take several years. The FDA, EMA and other regulatory authorities have substantial discretion in the approval process. Despite the time and expense expended, failure can occur at any stage, and we could encounter problems that cause us to abandon, modify or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA, EMA or other regulatory approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. The FDA, EMA and other regulatory authorities can delay, limit or deny approval of a product candidate for many reasons, including the following:

•	a product candidate may not be deemed safe, effective, pure or potent;

•	the data from preclinical studies and clinical trials may not be deemed sufficient;

•	the FDA or other regulatory authorities might not approve our third-party manufacturers’ processes or facilities;

•
deficiencies in the formulation, quality control, labeling, or specifications of a product candidate or in response to citizen petitions or similar documents filed in connection with the product candidate;

•	general requirements intended to address risks associated with a class of drugs, such as a new REMS requirement for neurotoxins;

•	the enactment of new laws or promulgation of new regulations that change the approval requirements; or

•	the FDA or other regulatory authorities may change their approval policies or adopt new regulations.
If DWP-450 or any future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain approval, our business and results of operations will be materially and adversely harmed.
In addition, we have entered into the distribution agreement with Clarion. The distribution agreement provides terms pursuant to which we will exclusively supply DWP-450 to Clarion in Canada, if approved. Under the distribution agreement, if we do not receive approval from Health Canada to promote and sell DWP-450 in Canada prior to October 31, 2018, we are obligated to pay liquidated damages to Clarion in the amount of $1.0 million within 30 days of December 31, 2018. While we expect DWP-450 to be approved by Health Canada prior to October 31, 2018, if DWP-450 is not approved by then, our business and results of operations could be materially and adversely harmed.
Even if we receive regulatory approval for DWP-450 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, limit or delay regulatory approval and subject us to penalties if we fail to comply with applicable regulatory requirements.
Once regulatory approval has been granted, DWP-450 or any other approved product will be subject to continual regulatory review by the FDA, the EMA and other similar regulatory authorities.
Any regulatory approvals that we or our collaborators receive for DWP-450 or any future product candidates may also be subject to limitations on the approved indications for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase IV clinical trials, and surveillance to monitor the safety and efficacy of the product. In addition, if the applicable regulatory agency approves DWP-450 or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP requirements and compliance with GCPs requirements, for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with DWP-450 or any future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•
refusal by the FDA, EMA or other similar regulatory authorities to approve pending applications or supplements to approved applications filed by us or our strategic collaborators or suspension or revocation of product license approvals;

•	product seizure or detention or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.
Our ongoing regulatory requirements may also change from time to time, potentially harming or making costlier our commercialization efforts. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

If we fail to obtain regulatory approvals in foreign jurisdictions for DWP-450 or any future product candidates, we will be unable to market our products outside of the United States.
In addition to regulations in the United States, we are and will be subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product candidate, we must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not be able to file for regulatory approvals or to do so on a timely basis, and even if we do file, we may not receive necessary approvals to commercialize our products in markets outside of the United States.
If approved, DWP-450 or any future products may cause or contribute to adverse medical events that we are required to report to regulatory agencies and if we fail to do so, we could be subject to sanctions that would materially harm our business.
Some participants in our clinical trials have reported adverse events after being treated with DWP-450. If we are successful in commercializing DWP-450 or any other products, FDA and other regulatory agency regulations require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events that we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA, the EMA or other similar regulatory authorities could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.
We may in the future be subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.
While we do not expect that DWP-450, if approved for the treatment of moderate to severe glabellar lines, will subject us to the various U.S. federal and most state laws intended to prevent health care fraud and abuse, we may in the future become subject to such laws. The Anti-Kickback Statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of anti-kickback and other applicable laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.
The federal False Claims Act,or FCA, imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. Some state law equivalents of the above federal laws, such as the Anti-Kickback Statute and FCA, apply to items or services regardless of whether the good or service was reimbursed by a government program, so called all-payor laws. These all-payor laws could apply to our sales and marketing activities even if the Anti-Kickback Statute and FCA laws are inapplicable.
If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA or an all-payor law, then we could be subject to penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, individual imprisonment or the curtailment or restructuring of our operations, any of which could materially and adversely affect our ability to operate our business and our financial results.
State and federal authorities have aggressively targeted pharmaceutical companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements with pharmacies and other healthcare providers that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines, have been ordered to implement extensive corrective action plans, and have in many cases become subject to consent decrees severely restricting the manner in which they conduct their business, among other consequences. Additionally, federal and state regulators have brought criminal actions against individual employees responsible for alleged violations. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.
Also, the FCPA and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our internal control policies and procedures may not protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.
Legislative or regulatory healthcare reforms in the United States and other countries may make it more difficult and costly for us to obtain regulatory clearance or approval of DWP-450 or any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.
From time to time, legislation is drafted and introduced in the U.S. Congress or other countries that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, regulations and guidance are often revised or reinterpreted by the FDA and other regulatory authorities in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of DWP-450 or any future product candidates. Such changes could, among other things, require:

•	changes to manufacturing or marketing methods;

•	changes to product labeling or promotional materials;

•	recall, replacement, or discontinuance of one or more of our products; and

•	additional recordkeeping.
Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition, and results of operations.
Risks Related to Our Relationship with ALPHAEON
ALPHAEON controls the direction of our business, and the concentrated ownership of our common stock and certain contractual rights of ALPHAEON may prevent you and other stockholders from influencing significant decisions.
As of June 29, 2018, ALPHAEON, which is majority-owned by SCH, owns 78.5% of our outstanding shares of common stock. Upon completion of this offering, ALPHAEON will own 16,092,875 shares of our outstanding common stock, representing approximately 61.6% of the total voting power of our outstanding common stock (or approximately 59.8% of the total voting power of our outstanding common stock, if the underwriters exercise their option to purchase additional shares of our common stock in full and none of these additional shares are sold by ALPHAEON). As long as ALPHAEON beneficially owns a majority of the voting power of our outstanding common stock, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if ALPHAEON were to beneficially own less than a majority of the voting power of our outstanding common stock, it may have the ability to influence the outcome of such corporate actions if it owns a significant portion of our common stock. In addition, if SCH chooses to sell some or all of its controlling interest in ALPHAEON, it could result in a change-of-control of ALPHAEON that could result in us being indirectly controlled by an unknown third-party.
As a result, ALPHAEON has the ability to control the direction of our business and the concentrated ownership of our common stock, and the rights described above will prevent you and other stockholders from influencing significant decisions. In addition, we may take actions that stockholders other than ALPHAEON do not view as beneficial. This voting control may also discourage transactions involving a change-of-control of our company, including transactions in which you as a holder of our common stock might otherwise receive a premium for your shares.
If ALPHAEON sells a controlling interest in our company to a third-party in a private transaction, you may not realize any change-of-control premium on shares of our common stock and we may become subject to the control of a presently unknown third-party.
ALPHAEON controls a majority of the voting power of our outstanding common stock. ALPHAEON, as the selling stockholder, is selling up to 2,500,000 shares of our common stock in this offering. In addition, ALPHAEON will have the ability after the lock-up period of 180 days from the date of the final prospectus for this offering, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change-of-control of our company without your approval and without providing for a purchase of your shares.
In addition, ALPHAEON entered into two substantially similar pledge and security agreements whereby ALPHAEON pledged and granted a continuing first priority lien and security interest in and to all of ALPHAEON’s right, title and interest in, among other items, securities and all other investment property held by ALPHAEON, including ALPHAEON’s entire ownership of our capital stock, or the collateral. The collateral secures the payment and performance of the obligations of ALPHAEON under certain convertible notes issued by ALPHAEON and other related agreements. Upon certain events of default, these secured lenders may take possession, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the collateral, and as such, a change-of-control of our company may result. In addition, upon such events of default, the registration rights granted to ALPHAEON under the stockholder agreement we entered into with ALPHAEON will immediately and automatically be assigned in full to the secured lenders with respect to any registrable securities held by such secured lenders. We have no obligation to maintain ALPHAEON’s financial viability and ALPHAEON may not remain current on such obligations.
The ability of ALPHAEON to privately sell its shares of our common stock, with no requirement for a concurrent offer to be made to acquire your shares of our common stock could prevent you from realizing any change-of-control premium on your shares of our common stock that may otherwise accrue to ALPHAEON on its private sale of our common stock. Additionally, if ALPHAEON privately sells its significant equity interest in our company, we may become subject to the control of a presently unknown third-party. Such third-party may have conflicts of interest with those of other stockholders. In addition, if ALPHAEON sells a controlling interest in our company to a third-party, any future indebtedness we have may be subject to acceleration, and our other commercial agreements and relationships could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our operating results and financial condition.
We are a “controlled company” within the meaning of the listing requirements of the Nasdaq Marketplace Rules, and, as a result, rely on exemptions from certain corporate governance requirements.
ALPHAEON controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the Nasdaq Marketplace Rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our board of directors consist of independent directors;

•	the requirement that our nominating and corporate governance committee be comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that our compensation committee be comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of our corporate governance and compensation committees.
Presently, we utilize these “controlled company” exemptions to the corporate governance requirements of Nasdaq, and as a result, we do not have our nominating and corporate governance and compensation committees consisting entirely of independent directors. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We expect to remain a “controlled company” following this offering.
Certain of our directors may have actual or potential conflicts of interest because of their ownership of debt and equity securities in ALPHAEON.
Vikram Malik, Simone Blank, Bosun Hau, Kristine Romine, M.D., and Robert Hayman serve on our board of directors. Such directors or entities they are affiliated with currently own and may in the future own shares of common stock or preferred stock of ALPHAEON, debt instruments convertible into equity interests of ALPHAEON, options to purchase shares of common stock or other equity awards of ALPHAEON. These individuals’ or entities’ holdings of ALPHAEON debt or equity securities, options to purchase shares of ALPHAEON or other equity awards may be significant for some of these persons or entities compared to these persons’ or entities’ total assets. Their positions at ALPHAEON and the ownership of any ALPHAEON equity or equity awards may create, or may create the appearance of, conflicts of interest when these directors are faced with decisions that could have different implications for ALPHAEON than the decisions have for us.
These decisions include:

•	corporate opportunities;

•	the impact that operating decisions for our business may have on ALPHAEON’s consolidated financial statements;

•
the impact that operating or capital decisions (including the incurrence of indebtedness) for our business may have on ALPHAEON’s current or future indebtedness or the covenants under that indebtedness;

•	business combinations involving us;

•	our dividend policy;

•	management stock ownership; and

•	the related party services and agreements between ALPHAEON and us.
Potential conflicts of interest could also arise if we decide to enter into any new commercial arrangements with ALPHAEON or SCH in the future or in connection with ALPHAEON’s desire to enter into new commercial arrangements with third parties.
Furthermore, disputes may arise between ALPHAEON and us relating to our past and ongoing relationship, and these potential conflicts of interest may make it more difficult for us to favorably resolve such disputes, including those related to:

•	indemnification and other matters arising from our initial public offering;

•	the nature, quality and pricing of services ALPHAEON agrees to provide to us;

•	sales or other disposal by ALPHAEON of all or a portion of its ownership interest in us; and

•	business combinations involving us.
We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. While we are controlled by ALPHAEON, we may not have the leverage to negotiate amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third-party.
ALPHAEON and its directors and officers will have limited liability to us or you for breach of fiduciary duty.
Our certificate of incorporation provides that, subject to any contractual provision to the contrary, ALPHAEON has no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as we do;

•	doing business with any of our clients or consumers; or

•	employing or otherwise engaging any of our officers or employees.
Our certificate of incorporation provides for the allocation of certain corporate opportunities between us and ALPHAEON. Under these provisions, neither ALPHAEON nor its other affiliates, nor any of their officers, directors, agents stockholders, members, partners, and subsidiaries (other than us), will have any obligation to present to us certain corporate opportunities. ALPHAEON is presently a technology company focused on providing healthcare products and services, including patient financing services. ALPHAEON may engage in other lines of business in the future. For example, a director or officer of our company who also serves as a director, officer or employee of ALPHAEON or any of its other affiliates may present to ALPHAEON certain acquisitions, in-licenses, potential development programs or other opportunities that may be complementary to our business, if he or she was not offered such corporate opportunity in his or her capacity as our director or officer, and, as a result, such opportunities may not be available to us. To the extent attractive corporate opportunities are allocated to ALPHAEON or its other affiliates instead of to us, we may not be able to benefit from these opportunities.
In addition, under our certificate of incorporation, neither ALPHAEON nor any officer or director of ALPHAEON, except as provided in our certificate of incorporation, will be liable to us or to our stockholders for breach of any fiduciary or other duty by reason of any of these activities.
SCH is presently a holding company with direct and/or indirect interests, as the case may be, in ALPHAEON and various other healthcare related and energy related companies. SCH may engage in other lines of business in the future, including engaging, acquiring or otherwise conducting their business in a manner that partners with or otherwise collaborates with the business of our company, DWP-450 and any of our future product candidates. While our certificate of incorporation does not provide the same provision with respect to SCH, SCH may be able to exercise voting and investment control over ALPHAEON and effect the allocation of certain corporate opportunities between us and ALPHAEON.
ALPHAEON has historically performed or supported many of our general and administrative corporate functions and will continue to do so pursuant to a services agreement, and if we are unable to replicate or replace these functions if the services agreement is terminated, our operations could be adversely affected.
ALPHAEON has historically performed or supported many general and administrative corporate functions for our company. For example, ALPHAEON has provided certain general management, communication, intellectual property, human resources, office and information technology services. Historically, our financial statements reflect charges for these services on an allocation basis.
In January 2018, we entered into the services agreement with ALPHAEON, which became effective upon the completion of our initial public offering. The services agreement sets forth certain agreements between ALPHAEON and us that govern the respective responsibilities and obligations between ALPHAEON and us as it relates to the services to be performed between us.

Pursuant to the services agreement, ALPHAEON provides us, and we provide ALPHAEON, as the case may be, certain administrative and development support services. For example, we receive from ALPHAEON certain general management, communication, intellectual property, human resources, office and information technology services, and we provide general accounting and legal services to ALPHAEON. In addition, pursuant to the services agreement, we sublease from ALPHAEON all or part of its lease for its headquarters encompassing approximately 3,639 square feet of space, as certain of our executive, legal and financial personnel are located at ALPHAEON’s headquarters.
The fees charged for any services rendered pursuant to the services agreement are the actual cost incurred by ALPHAEON or us, as the case may be, in providing the services for the relevant period.
In addition, pursuant to the services agreement, upon the completion of our initial public offering, we paid ALPHAEON $5.0 million towards the repayment of our related party borrowings and the remaining related party borrowings then outstanding were forgiven and the amount was re-characterized as a capital contribution of ALPHAEON. As a result, upon the completion of our initial public offering, we were no longer indebted to ALPHAEON pursuant to our historical related party borrowings from ALPHAEON.
The services agreement became effective upon the completion of our initial public offering and has a one year term. Thereafter, the services agreement will renew for successive one year terms unless sooner terminated by either party. We or ALPHAEON may terminate the services agreement upon sixty days’ notice to the other party.
In the event the services agreement is terminated by us or ALPHAEON, we will need to replicate or replace certain functions, systems and infrastructure to which we will no longer have the same access. We may also need to make investments or hire additional employees to operate without the same access to ALPHAEON’s existing operational and administrative infrastructure. These initiatives may be costly to implement. Due to the scope and complexity of the underlying projects relative to these efforts, the amount of total costs could be materially higher than our estimate, and the timing of the incurrence of these costs is subject to change.
In addition, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that we will receive from ALPHAEON under the services agreement. When we begin to operate these functions separately, if we do not have our own adequate systems and business functions in place, or are unable to obtain them from other providers, we may not be able to operate our business effectively or at comparable costs, and our profitability may decline.
Moreover, in providing services to ALPHAEON, the services agreement may affect our employees’ ability to devote their time, attention, and effort to us.
Risks Related to This Offering and Our Common Stock
Our management will have broad discretion over the actual amounts and timing of the expenditure of the proceeds from this offering and might not apply the proceeds in ways that enhance our operating results or increase the value of your investment.
We intend to allocate a significant amount of the net proceeds from this offering to the commercial launch of DWP-450, and also for general corporate purposes, including working capital. Our management will have broad discretion over the actual amounts and timing of the expenditure of the net proceeds from this offering within those categories, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning management’s specific intentions. Our management might not apply the proceeds in ways that enhance our operating results or increase the value of your investment. Pending our use of the net proceeds from this offering, we plan to invest the net proceeds in a variety of capital preservation investments, including short and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.
Because the public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The assumed public offering price will be substantially higher than the net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, at the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, you will experience immediate dilution of $24.80 per share, the difference between the price per share you pay for our common stock and our net tangible book value per share as of March 31, 2018, after giving effect to the issuance of shares of our common stock in this offering. See the section titled “Dilution” for more information.
The trading price of our common stock may be volatile, and purchasers of our common stock could incur substantial losses.
Our stock price may be volatile. For example, the closing price of our common stock since February 8, 2018, has ranged from a low of $6.75 to a high of $39.50. The stock market in general and the market for pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, some of which are beyond our control, including:

•	announcements of regulatory approval or disapproval of DWP-450, such as our receipt of a CRL related to our BLA submission for DWP-450 or any future product candidates;

•	adverse results from or delays in clinical trials of any of our future product candidates;

•	unanticipated safety concerns related to the use of DWP-450 or any of our future products;

•	any termination or loss of rights under the Daewoong Agreement;

•	FDA or other U.S. or foreign regulatory or legal actions or changes affecting us or our industry;

•	adverse developments concerning our manufacturer or any future strategic partnerships;

•	introductions and announcements of new technologies and products by us, any commercialization partners or our competitors, and the timing of these introductions and announcements;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	success or failure of competitive products or medical aesthetic products generally;

•	changes in the structure of healthcare payment systems;

•	announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, new product approvals and introductions, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biopharmaceutical sectors and issuance of securities analysts’ reports or recommendations;

•	quarterly variations in our results of operations or those of our future competitors;

•	changes in financial estimates or guidance, including our ability to meet our future revenue and operating profit or loss estimates or guidance;

•	the public’s reaction to our earnings releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	sales of substantial amounts of our stock by ALPHAEON or other significant stockholders or our insiders, or the expectation that such sales might occur;

•	general economic, industry and market conditions, including the size and growth, if any, of the medical aesthetics market;

•	news reports relating to trends, concerns and other issues in medical aesthetics market or the pharmaceutical or biopharmaceutical industry;

•	operating and stock performance of other companies that investors deem comparable to us and overall performance of the equity markets;

•	additions of key personnel or departures of key personnel, including our Chief Executive Officer and Chief Financial Officer;

•	intellectual property, product liability or other litigation against us, our manufacturer or other parties on which we rely or litigation against our general industry;

•	announcements or actions taken by ALPHAEON as our principal stockholder, including sales of substantial amounts of our common stock by ALPHAEON;

•	changes in our capital structure, such as future issuances of securities and the incurrence of additional debt;

•	changes in accounting standards, policies, guidelines, interpretations or principles; and

•	other factors described in this “Risk Factors” section.
In addition, the stock market in general, and the market for pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the overall market and the market prices of a particular company’s securities, securities class action litigation has often been instituted against that company. We may become the target of this type of litigation in the future. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile, and in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could have a material and adverse effect on our business, financial condition, and results of operations.
If securities or industry analysts publish unfavorable research about our business or decrease the frequency or cease to provide coverage of our company, our stock price and trading volume could decline.
The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. If one or more of the equity research analysts who cover us downgrades our common stock or issues other unfavorable commentary or research, the price of our common stock may decline. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause the trading price or trading volume of our common stock to decline.

Our historical financial data is not necessarily representative of the results that we would have achieved as a stand-alone company and may not be a reliable indicator of our future results.
Our historical financial data included in and incorporated by reference in this prospectus does not reflect the financial condition, results of operations or cash flows that we would have achieved as a stand-alone company during the periods presented or those we will achieve in the future. This is primarily the result of the following factors:

•
our historical financial data reflects expense allocations for certain support functions that are provided on a centralized basis within ALPHAEON, such as expenses for business technology, facilities, legal, finance, human resources and business development, that may be higher or lower than the comparable expenses that we would have actually incurred, or will incur in the future, as a stand-alone company; and

•
significant increases will occur in our cost structure as a result of our completed initial public offering, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act.

As a result, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business.
Future sales of common stock by ALPHAEON or others of our common stock, or the perception that such sales may occur, could depress the market price of our common stock.
As of June 29, 2018, ALPHAEON held 78.5% of our outstanding shares of common stock. Subject to the restrictions described in the paragraph below, future sales of these shares in the public market will be subject to the volume and other restrictions of Rule 144 under the Securities Act for so long as ALPHAEON is deemed to be our affiliate, unless the shares to be sold are registered with the SEC. The sale by ALPHAEON of a substantial number of shares of our common stock, or a perception that such sales could occur, could significantly reduce the market price of our common stock.
We, our executive officers, directors and all holders of our outstanding equity awards, and ALPHAEON, and Longitude Venture Partners II, L.P., or Longitude, and Dental Innovations BVBA, or DI, as lenders to ALPHAEON under certain convertible bridge notes and certain convertible promissory notes, respectively, agreed with the underwriters of our initial public offering that, without the prior written consent of Cantor Fitzgerald & Co., as the representative of the underwriters, we and they will not, subject to certain exceptions and extensions, during the period ending 180 days after the date of the final prospectus for this offering, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock. Cantor Fitzgerald & Co., as the representative of the underwriters, may, in its sole discretion and at any time without notice, release all or any portion of the shares of our common stock subject to the lock-up.
We have filed a registration statement with the SEC covering shares of our common stock available for future issuance under our 2017 plan, and may file future registration statements covering shares of our common stock for future issuance under any future plans. Upon effectiveness of such registration statements, any shares subsequently issued under such plans will be eligible for sale in the public market, except to the extent that they are restricted by the lock-up agreements referred to above and subject to compliance with Rule 144 in the case of our affiliates. Sales of a large number of the shares issued under these plans in the public market could have an adverse effect on the market price of our common stock.

Anti-takeover provisions in our certificate of incorporation and bylaws, as well as Delaware law, could discourage a takeover.
Our certificate of incorporation, bylaws and Delaware law contain provisions that might enable our management to resist a takeover and might make it more difficult for an investor to acquire a substantial block of our common stock. These include the following provisions:

•
permit our board of directors to issue shares of preferred stock, with any rights, preferences and privileges as they may designate, without stockholder approval, which could be used to dilute the ownership of a hostile bidder significantly;

•
provide that the authorized number of directors may be changed only by resolution of our board of directors and that, from and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, a director may only be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•
divide our board of directors into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•
from and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

•
provide that special meetings of our stockholders may be called only by the chairman of the board, our Chief Executive Officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, which may delay the ability of our stockholders to force consideration by our company of a take-over proposal or to take certain corporate actions, including the removal of directors.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, our certificate of incorporation provides that, from and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, we will be subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. This provision could have the effect of delaying or preventing a change-of-control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.
In addition, our certificate of incorporation specifies that the Court of Chancery of the State of Delaware is the sole and exclusive forum for most legal actions involving actions brought against us by stockholders. We believe this provision benefits us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, our bylaws and our indemnification agreements that we have entered into with our directors and officers, among other things provide that:

•
We will indemnify our directors and officers for serving us in those capacities, or for serving as a director, officer, employee or agent of other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that we may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The rights conferred in our bylaws will not be exclusive. We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
As a result, claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.
We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.
We are an “emerging growth company,” and the reduced reporting requirements available to emerging growth companies could make our common stock less attractive to investors.
We qualify as an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•
being permitted to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•	an exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	reduced disclosure about executive compensation arrangements in our periodic reports, registration statements and proxy statements; and

•	exemptions from the requirements to seek non-binding advisory votes on executive compensation or golden parachute arrangements.
To the extent we take advantage of any of these exemptions, the information that we provide stockholders may be different than what is available with respect to other public companies. Investors may find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Investors could find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our trading price may be more volatile.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Nasdaq Marketplace Rules and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to assist us in complying with these requirements, which will increase our costs and expenses.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

FORWARD-LOOKING STATEMENTS AND STATISTICAL DATA
Special Note Regarding Forward-Looking Statements
This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about future events, our business, financial condition, results of operations and prospects, our industry and the regulatory environment in which we operate. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, or other comparable terms intended to identify statements about the future. Forward-looking statements include, but are not limited to, statements about:

•	our ability to adequately and timely respond to the deficiencies cited by the FDA in the CRL related to our BLA;

•	our ability to obtain and maintain regulatory approval of DWP-450, and any related restrictions, limitations and/or warnings in the label of DWP-450;

•	our ability to successfully commercialize DWP-450, if approved;

•	the potential market size, opportunity and growth potential for DWP-450, if approved;

•
the attractiveness of DWP-450’s characteristics (including the benefits of a 900 kDa botulinum toxin type A complex) and the rate and degree of physician and patient acceptance of DWP-450, if approved;

•	our ability to build our own sales and marketing capabilities, or seek collaborative partners, to commercialize DWP-450, if approved;

•	the pricing of DWP-450, if approved, and the flexibility of our pricing and marketing strategy compared to our competitors;

•	the performance of our third-party licensors, suppliers, manufacturers and distributors;

•	our expectations regarding our future development of DWP-450 for other indications;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the timing or likelihood of regulatory filings and approvals or clearances for DWP-450;

•	regulatory and legislative developments in the United States, EU, Canada and other countries;

•	developments and projections relating to our competitors and our industry, including competing products and procedures;

•	the loss of key management personnel;

•	our future financial performance and our ability to continue as a going concern;

•	the results of the Medytox Litigation, the Citizen Petition and any future legal proceedings; and

•	our use of the net proceeds from this offering.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section entitled “Risk Factors” and elsewhere in this prospectus. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements may never be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents, that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement on Form S-1, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
Statistical Data
We obtained the industry, statistical and market data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. All of the market data used in this prospectus or incorporated by reference herein involves a number of assumptions and limitations. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section entitled "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS
We estimate that we will receive net proceeds of approximately $61.1 million (or approximately $79.6 million if the underwriters’ option to purchase additional shares of common stock is exercised in full and none of these additional shares are sold by the selling stockholder) from the sale of the shares of common stock offered by us in this offering, based on an assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.
A $1.00 increase (decrease) in the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, would increase (decrease) the net proceeds to us from this offering by approximately $2.4 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by $24.6 million, assuming the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering as follows:

•
to conduct pre-commercial launch activities, including building our commercialization infrastructure to hire, train, deploy and support our specialty sales force and developing physician education, brand awareness campaigns and other marketing efforts; and

•	the remainder for working capital, research and development and general corporate purposes.
In the event that we do not receive approval for our NDS from Health Canada prior to October 31, 2018, we will owe Clarion a $1.0 million payment due within 30 days of December 31, 2018, which will be paid out of our existing cash and cash equivalents or the net proceeds from this offering.
The costs and timing of biological product development, marketing approval and product launch are highly uncertain, are subject to substantial risks and can often change. The amounts and timing of our actual expenditures will depend upon numerous factors, including the FDA's review of our expected re-submitted BLA, the EMA’s review of our MAA and Health Canada’s review of our NDS, the scale of our initial commercial launch, whether or not we enter into distribution arrangements for DWP-450 with third parties outside of the United States, our operating costs and expenditures and the other factors described under the section entitled "Risk Factors" in this prospectus. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering and investors will be relying on our judgment regarding the application of the aggregate net proceeds.
Based on our estimated use of proceeds, we anticipate that the net proceeds from this offering together with our existing cash and cash equivalents will be sufficient to further fund our operating plan through the launch and initial commercialization of DWP-450. However, we may require additional funds earlier than we currently expect if, in the event that we are required to conduct additional clinical trials, we experience a delay in receiving marketing approval of DWP-450 or market acceptance of DWP-450 is slower than expected. We may seek any necessary funds through a combination of private and public equity offerings, debt financings and collaborations, strategic partnerships and licensing arrangements. Additional financing may not be available when we need it or may not be available on terms that are favorable to us. Because of the risks and uncertainties associated with the development and commercialization of DWP-450, we may not have or be able to obtain all of the funds required to commercialize DWP-450.
Pending our use of the net proceeds from this offering, we plan to invest the net proceeds in a variety of capital preservation investments, including short and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET PRICE OF OUR COMMON STOCK
Our common stock has been publicly traded on the Nasdaq Global Market under the symbol “EOLS” since February 8, 2018. Prior to that time, there was no public market for our common stock.
The following table sets forth the high and low sales price of our common stock, as reported by the Nasdaq Global Market for the periods indicated:

	High	Low
Year Ending December 31, 2018
First Quarter (beginning February 8, 2018)	$12.97	$8.05
Second Quarter	$39.50	$6.75
Third Quarter (through July 13, 2018)	$30.40	$23.51
On July 13, 2018, the last reported sale price of our common stock on the Nasdaq Global Market was $26.17 per share. As of July 13, 2018, we had 3 holders of record of our common stock. This number does not include beneficial owners whose shares were held in street name. The actual number of holders of our common stock is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.
DIVIDEND POLICY
Since inception, we have never declared or paid any cash dividends on our capital stock and we do not currently intend to pay any cash dividends on our capital stock for the foreseeable future. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, tax considerations, legal or contractual restrictions, business prospects, the requirements of current or then-existing debt instruments, general economic conditions and other factors our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

•	on an actual basis; and

•
on an as adjusted basis, giving effect to the sale by us of 2,500,000 shares of our common stock in this offering at an assumed public offering price of $26.17 per share, which is the last reported sale price on the Nasdaq Global Market on July 13, 2018, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our common stock and other terms of this offering determined at pricing.
You should read the following table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes in our 2017 Annual Report and our unaudited consolidated financial statements and related notes in our 2018 Quarterly Report, which are incorporated by reference in this prospectus.
The following table is presented in thousands, except for share data:

	As of March 31, 2018
	Actual	As Adjusted(1)
	(unaudited)
Cash and cash equivalents	$49,570	$110,718
Contingent royalty obligation payable to related party	40,600	40,600
Contingent promissory note payable to related party	16,149	16,149
Stockholders’ equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized and 23,640,389 shares issued and outstanding, actual; and 26,140,389 shares issued and outstanding, as adjusted	1	1
Additional paid-in capital	134,301	195,449
Accumulated deficit	(82,320)	(82,320)
Total stockholders’ equity	51,982	113,130
Total capitalization	$108,731	$169,879
_____________

(1)
A $1.00 increase (decrease) in the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $2.4 million, assuming the number of shares offered by us as stated on the cover page of this prospectus remains unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1,000,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $24.6 million, assuming the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 23,640,389 shares of common stock outstanding as of March 31, 2018, and excludes as of that date:

•	1,598,840 shares of our common stock issuable upon the exercise of outstanding stock options under the 2017 plan:

•	230,516 shares of our common stock issuable upon the vesting and settlement of restricted stock units outstanding under the 2017 plan; and

•	2,531,935 shares of our common stock reserved for future issuance under the 2017 plan.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after this offering.
Our historical net tangible book value (deficit) is the amount of our total tangible assets less our liabilities as of March 31, 2018. Our historical net tangible book value (deficit) per share is our historical net tangible book value (deficit) divided by the number of shares of common stock outstanding as of March 31, 2018. Our historical net tangible book value (deficit) as of March 31, 2018 was approximately $(25.3) million or $(1.07) per share of common stock.
Adjusted net tangible book value (deficit) is our net tangible book value, after giving further effect to the sale of   2,500,000 shares of our common stock in this offering by us at an assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount represents an immediate increase in net tangible book value (deficit) of $2.44 per share to our existing stockholders and an immediate dilution of $24.80 per share to investors purchasing in this offering.
The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share		$26.17
Historical net tangible book value (deficit) per share as of March 31, 2018	$(1.07)
Increase in net tangible book value (deficit) per share attributable to new investors participating in this offering	$2.44
As adjusted net tangible book value (deficit) per share after this offering		$1.37
Dilution in net tangible book value (deficit) per share to investors purchasing in this offering		$24.80
A $1.00 increase (decrease) in the assumed public offering price of $26.17 per share, which is the last reported sale price of our common stock on the Nasdaq Global Market on July 13, 2018, would increase (decrease) the as adjusted net tangible book value per share after this offering by $0.09 per share and the dilution per share to investors participating in this offering by $0.91 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.
Similarly, each 1,000,000 share increase in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase the as adjusted net tangible book value per share after this offering by $0.86 and decrease the dilution per share to investors participating in this offering by $0.86, assuming the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions payable by us. A 1,000,000 share decrease in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the as adjusted net tangible book value per share after this offering by $0.92 and increase the dilution per share to investors participating in this offering by $0.92, assuming the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions payable by us.
If the underwriters exercise their option to purchase up to 750,000 additional shares of common stock in full and none of these additional shares are sold by the selling stockholder, the as adjusted net tangible book value will increase to $2.02 per share, representing an immediate increase in as adjusted net tangible book value to existing stockholders of $0.65 per share and immediate dilution of $24.15 per share to investors participating in this offering.
The foregoing tables and calculations exclude, as of March 31, 2018:

•	1,598,840 shares of our common stock issuable upon the exercise of outstanding stock options under the 2017 plan;

•	230,516 shares of our common stock issuable upon the vesting and settlement of restricted stock units outstanding under the 2017 plan; and

•	2,531,935 shares of our common stock reserved for future issuance under the 2017 plan.
Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any outstanding stock options are exercised, outstanding restricted stock units are settled, new stock options or restricted stock units are issued under the 2017 plan or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors purchasing in this offering.

SELECTED FINANCIAL DATA
The following tables contain selected portions of our financial data. We derived the selected statements of operations data for the years ended December 31, 2015, 2016 and 2017, and the selected balance sheets data as of December 31, 2016 and 2017, from our audited financial statements and related notes incorporated by reference in this prospectus from our 2017 Annual Report. We derived the selected statements of operations data for the three months ended March 31, 2017 and 2018 and selected balance sheet data as of March 31, 2018 from our unaudited interim financial statements incorporated by reference in this prospectus from our 2018 Quarterly Report. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such period. Our historical results are not necessarily indicative of the results that may be expected or may actually occur in the future, and our interim results are not necessarily indicative of the expected results for future interim periods or the full year. The selected financial data should be read together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus from our 2017 Annual Report and 2018 Quarterly Report.
Our historical financial statements for the periods prior to the completion of our initial public offering on February 12, 2018 have been prepared on a standalone basis and are derived from the financial statements and accounting records of ALPHAEON and prepared in accordance with GAAP. The financial statements reflect amounts attributable to our business, including the costs ALPHAEON incurred for the development and commercialization of DWP-450 and costs and expenses under the Daewoong Agreement. We have calculated our income tax amounts using a separate return methodology and have presented these amounts as if we were a separate taxpayer from ALPHAEON in each jurisdiction for each period presented. Our management believes that the allocations and results are reasonable for all periods presented. However, allocations may not be indicative of the actual expense we would have incurred had we operated as an independent company for the periods presented and, accordingly, our historical financial statements may not reflect what our actual financial position, results of operations and cash flows would have been if we had been an independent company for the periods presented.
The following table is presented in thousands, except for share and per share data:

	Year Ended December 31,			Three Months Ended March 31,
	2015	2016	2017	2017	2018
				(unaudited)
Statement of Operations Data:
Operating expenses:
Research and development	$20,681	$12,607	$6,689	$2,651	$1,678
General and administrative	9,883	7,033	4,819	1,215	3,467
Revaluation of contingent royalty obligation payable to related party	-	-	-	-	900
Depreciation and amortization	416	326	218	111	-
Total operating expenses	30,980	19,966	11,726	3,977	6,045
Loss from operations	(30,980)	(19,966)	(11,726)	(3,977)	(6,045)
Other expense, net	39	6	5	1	107
Loss before taxes	(31,019)	(19,972)	(11,731)	(3,978)	(6,152)
Provision (benefit) for income taxes	93	93	(7,251)	20	10
Net loss and comprehensive loss	$(31,112)	$(20,065)	$(4,480)	$(3,998)	$(6,162)
Net loss per share, basic and diluted(1)	$(1.88)	$(1.21)	$(0.27)	$(0.24)	$(0.30)
Weighted-average shares used to compute basic and diluted net loss per share (1)	16,527,000	16,527,000	16,527,000	16,527,000	20,226,460
Pro forma net loss per share, basic and diluted(1)(2) (unaudited)			$(0.24)
Pro forma weighted-average shares used to compute basic and diluted net loss per share(1)(2) (unaudited)			18,592,875
_____________

(1)
See (i) Note 2 to our financial statements in our 2017 Annual Report and (ii) Note 2 to our unaudited financial statements included in our 2018 Quarterly Report, each of which is incorporated by reference in this prospectus, for an explanation of the method used to calculate basic and diluted net loss per common share and the shares used in the computation of the per share amounts.

(2)
The pro forma net loss per share of common stock, basic and diluted, for the year ended December 31, 2017 reflects the automatic conversion of all outstanding shares of our Series A preferred stock into 2,065,875 shares of common stock in connection with the completion of our initial public offering. The pro forma net loss per share of common stock, basic and diluted, does not give effect to the issuance of shares from the proposed public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive.

The following table is presented in thousands:

	As of December 31,		As of March 31, 2018
	2016	2017
			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$—	$—	$49,570
Restricted cash	187	—	—
Intangible asset	56,076	56,076	56,076
Goodwill	21,208	21,208	21,208
Related party receivable	—	72,639	—
Related party borrowings	59,760	72,639	—
Contingent royalty obligation payable to related party	—	—	40,600
Contingent promissory note payable to related party	—	—	16,149
Deferred tax liability	21,245	14,990	15,000
Note obligation	—	138,687	—
Series A preferred stock	—	—	—
Preferred stock	—	—	—
Common stock	—	—	1
Additional paid-in capital	59,700	—	134,301
Accumulated deficit	(66,806)	(75,543)	(82,320)
Total stockholder’s equity (deficit)	(7,106)	(75,543)	51,982

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	the selling stockholder, which is indicated by the stockholder shown as having shares listed in the column “Shares Being Offered.”
The ownership information under the column entitled “Common Stock Beneficially Owned Prior to this Offering” is based on 23,674,991 shares of common stock outstanding as of June 29, 2018. The ownership information under the column “Common Stock Beneficially Owned After this Offering” gives effect to the issuance and sale of 5,000,000 shares in this offering, assuming 2,500,000 shares of common stock being sold by us and 2,500,000 shares of common stock being sold by the selling stockholder in the offering and assuming no exercise of the underwriters’ option to purchase additional shares of common stock from us or the selling stockholder.
Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our outstanding shares of common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of the date hereof. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Evolus, Inc., 17901 Von Karman Avenue, Suite 150, Irvine, California 92614.

Name and address of beneficial owner	Common Stock Beneficially Owned Prior to this Offering			Common Stock Beneficially Owned After this Offering
	Number of Shares	%	Shares being Offered	Number of Shares	%
Named Executive Officers and Directors
David Moatazedi	—	—		—	—
Lauren Silvernail	—	—		—	—
Murthy Simhambhatla, Ph.D.	34,602	—		34,602	—
J. Christopher Marmo, Ph.D.	—	—		—	—
Rui Avelar, M.D.	—	—		—	—
Michael Jafar	200	—		200	—
Vikram Malik	8,600	—		8,600	—
Simone Blank	—	—		—	—
Bosun Hau	10,040	—		10,040	—
Kristine Romine, M.D.	8,000	—		8,000	—
Robert Hayman	—	—		—	—
David Gill	—	—		—	—
All executive officers and directors as a group (12 persons)	61,442	—		61,442	—
Greater than 5% Holders
Selling Stockholder
ALPHAEON Corporation(1)	18,592,875	78.5	2,500,000	16,092,875	61.6
_____________

(1)
The address of ALPHAEON is 4040 MacArthur Blvd., Suite 210, Newport Beach, California 92660. ALPHAEON’s voting and investment decisions are made by its board of directors which, as of the date of this prospectus, consists of Simone Blank, Jost Fischer, Juliet Tammenoms Bakker, Bosun Hau, Robert Grant, Vikram Malik and Richard Taketa. These members of ALPHAEON’s board of directors may be deemed to share voting, investment or dispositive power over the shares held by ALPHAEON.

Changes in Control
In 2016, ALPHAEON entered into two substantially similar pledge and security agreements with DI and Longitude, respectively. Pursuant to the pledge and security agreements, ALPHAEON pledged and granted to DI, as collateral agent for several debt holders, and Longitude a continuing first priority lien and security interest in and to all of ALPHAEON’s right, title and interest in, among other items, securities and all other investment property held by ALPHAEON, including ALPHAEON’s entire ownership of our capital stock, or the collateral. The collateral secures the payment and performance of the obligations of ALPHAEON under the convertible promissory notes and convertible bridge note issued by ALPHAEON and other related agreements. Upon certain events of default, DI and Longitude may take possession, hold, collect, sell, lease, deliver, grant options to purchase or otherwise retain, liquidate or dispose of all or any portion of the collateral. In the event DI or Longitude exercises such rights, upon an event of default, a change-of-control of our company may result.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights of our common stock and preferred stock, certain provisions of our certificate of incorporation and our bylaws, and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.
General
Our authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.00001 per share; and

•	10,000,000 shares of preferred stock, par value $0.00001 per share.
As of March 31, 2018, there were 23,640,389 outstanding shares of our common stock. As of that date, there were 1,598,840 outstanding stock options and 230,516 restricted stock units.
Immediately after the completion of this offering, 26,140,389 shares of common stock will be outstanding, assuming the underwriters’ option to purchase additional shares is not exercised from either us or the selling stockholder, and no shares of preferred stock will be outstanding.
Common Stock
The following summarizes the rights of holders of our common stock:
Voting
The holders of our common stock are entitled to one vote per share. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of our capital stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Dividends
Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share equally, on a per share basis, in any dividends when, as and if declared by our board of directors out of assets legally available for dividends (except that in the event a dividend or distribution is paid in the form of common stock (or rights to acquire such stock), then holders of common stock shall receive common stock (or rights to acquire such stock, as the case may be).
As a Delaware corporation, we are subject to certain restrictions on dividends under the DGCL. Generally, a Delaware corporation may only pay dividends either out of "surplus" or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights
Upon our liquidation, dissolution or winding up, after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock, the holders of shares of common stock will be entitled to share equally, on a per share basis, in all of our assets legally remaining for distribution after payment of all debt and other liabilities.
Redemption Rights
There are no redemption or sinking fund provisions applicable to our common stock.

Preemptive Rights and Conversion Rights
There are no preemptive or conversion rights applicable to our common stock.
Preferred Stock
We have no shares of our preferred stock outstanding, but our board of directors is authorized, without further action by our stockholders, to create and issue one or more series of preferred stock and to fix the rights, powers, preferences and privileges thereof. Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•	the number of shares constituting the series and the distinctive designation of the series;

•
the dividend rate on the shares of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

•	whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•	whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

•	whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

•	whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund; and

•
the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

Any future issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could, among other things, decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock.
Equity Awards
As of March 31, 2018, there were 1,598,840 shares of common stock subject to outstanding stock options under the 2017 plan. In addition, as of March 31, 2018, there were 230,516 shares of common stock issuable upon the vesting and settlement of restricted stock units outstanding under the 2017 plan.
Registration Rights
On December 14, 2017, we entered into the stockholder agreement with ALPHAEON, DI, as collateral agent, and Longitude, that provides ALPHAEON (and upon an event of default by ALPHAEON under certain convertible bridge note and convertible promissory notes, DI and Longitude) with registration rights relating to shares of our common stock held by ALPHAEON (and pledge to DI and Longitude) after this offering.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Bylaws and Delaware Law
Delaware Anti-Takeover Law
From and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, we will be subject to Section 203 of the DGCL, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.
Certificate of Incorporation and Bylaws
The following provisions of our certificate of incorporation and bylaws may make a change-of-control of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.
Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval, subject to applicable law and the Nasdaq Marketplace Rules. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors (including the right to approve an acquisition or other change in our control). The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Election and Removal of Directors. Our board of directors will consist of not less than five nor more than nine directors. The exact number of directors will be fixed from time to time only by resolution of our board of directors. Our board of directors currently has seven members.
From and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, our certificate of incorporation will provide that directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of our then outstanding voting stock. Prior to such time, our certificate of incorporation will provide that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of our then outstanding voting stock.
Classified Board of Directors. Our certificate of incorporation provides that our board of directors are classified with approximately one-third of the directors elected each year. The authorized number of directors may be changed only by resolution of the board of directors. The directors are divided into three classes, designated class I, class II and class III. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected until the third annual meeting of stockholders next succeeding the elections or until their successors are duly elected and qualified or until their earlier death, resignation or removal. In addition, if the number of directors is changed, any increase or decrease will be apportioned by our board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.
Director Vacancies. Our certificate of incorporation authorizes only our board of directors to fill vacant directorships.
No Cumulative Voting. Our certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose).
Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that special meetings of our stockholders may only be called by the chairman of the board, our Chief Executive Officer or by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.
Advance Notice Procedures for Director Nominations. Our bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Action by Written Consent. Our certificate of incorporation provides that, from and after the date on which ALPHAEON no longer beneficially owns a majority of the voting power of all of the then-outstanding shares of our capital stock, any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock.

Amending Our Certificate of Incorporation and Bylaws. At any time after ALPHAEON beneficially owns less than 50% of our then-outstanding capital stock, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding common stock. Prior to such time, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of our then-outstanding capital stock.
Exclusive Jurisdiction. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of duty by any of our current or former directors or officers or our stockholders in such capacity, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to ALPHAEON or any of its officers, directors, stockholders, agents, members, partners, subsidiaries (other than our company) and affiliates, other than those directors and officers of our company who are offered business opportunities in their capacity as directors and officers of our company, or the specified parties. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of the specified parties will have any duty to refrain from engaging in a corporate opportunity that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. In addition, to the fullest extent permitted by law, in the event that any of the specified parties acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us, such person will have no duty to communicate or offer such transaction or business opportunity to us and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is offered to a director or officer of our company in his or her capacity as a director or officer of our company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.
Nasdaq Global Market Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “EOLS.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.
Based on the number of shares outstanding as of March 31, 2018, upon completion of this offering, we will have outstanding an aggregate 26,140,389 shares of common stock (or 26,890,389 shares if the underwriters exercise in full their option to purchase additional shares of our common stock and none of these additional shares are sold by the selling stockholder). This includes shares of common stock that we are selling in this offering, which shares may be resold in the public market immediately following this offering. Of these shares, 10,020,674 shares of our common stock will be freely tradable unless any shares sold in this offering are purchased by any of our “affiliates” as that term is defined in Rule 144 under the Securities Act. 16,119,715 of our remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock‑up agreements. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below, or any other exemption and, if subject to lock-up agreements, may only be sold after the expiration of the 180-day lock-up period.
Rule 144
In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of our company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 261,404 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us.
Notwithstanding the availability of Rule 144, the holders of substantially all of our shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.
Rule 701
Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, although a portion of these shares have been registered on Form S-8 as described below.
As of March 31, 2018, options to purchase a total of 1,598,840 shares of common stock were outstanding, none of which were vested. In addition, as of March 31, 2018, 230,516 shares of common stock were issuable upon the vesting and settlement of outstanding restricted stock units. Of the total number of shares of our common stock issuable under these awards, substantially all are subject to contractual lock-up agreements with us or the underwriters described below and will become eligible for sale at the expiration of those agreements unless held by an affiliate of ours.
Lock-Up Agreements
In connection with this offering, we and our directors and officers have agreed that for a period of 90 days, and ALPHAEON, as the selling stockholder, has agreed that for a period of 180 days, following the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without prior consent. See the section titled "Underwriters" for a more complete description of the lock-up agreements with the underwriters.
In connection with our initial public offering, we, along with our directors, executive officers, all holders of our outstanding equity awards and ALPHAEON, Longitude and DI have agreed that until the end of trading on August 6, 2018, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without prior consent. Cantor Fitzgerald & Co. on behalf of the several underwriters in our initial public offering, have consented to the release of these lock-up restrictions with respect to the shares of our common stock to be sold in this offering. Upon expiration of the “lock-up” period, ALPHAEON will have the right to require us to register its shares under the Securities Act. See “Registration Rights” below.
Equity Incentive Plans
We have filed and may in the future file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the 2017 plan. Shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.
Registration Rights
ALPHAEON is entitled to various rights with respect to the registration of its shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. Pursuant to the lock-up agreements described above, ALPHAEON will agree not to exercise these rights during the lock-up period.
Potential Future Sale or Distribution of Common Stock Held by ALPHAEON
After the completion of this offering, ALPHAEON will beneficially own 61.6% of our outstanding common stock. ALPHAEON has indicated that after this offering it intends, over time, to sell or distribute its equity ownership in our company. After the expiration of the “lock-up period” ALPHAEON intends to explore options in order to repay its obligations under certain debt obligations it has and to provide its stockholders liquidity including open market sales or underwritten offerings of the common stock it holds in us, a tax-free merger, or tax-free or tax-advantaged distributions of the shares it holds in us to its stockholders. These transaction are subject to various conditions, including receipt of any necessary regulatory and other approvals, the existence of satisfactory market conditions, and, in the case of a tax-free transaction, a private letter ruling from the U.S. Internal Revenue Service as to certain issues relating to, and an opinion of counsel confirming, the tax-free treatment of the transaction to us and our stockholders. The conditions to any transaction ALPHAEON may contemplate may not be satisfied and ALPHAEON may decide for any reason not to consummate any of the transactions.

In addition, during the180-day period following the date of this prospectus, ALPHAEON may distribute shares of our common stock to outstanding holders of its convertible promissory notes and convertible bridge note in full or partial satisfaction of such notes, so long as any such holder enters into similar lockup restrictions as ALPHAEON in connection with this offering.
We are unable to predict whether significant numbers of shares will be sold in the open market or otherwise in anticipation of or following any exchange, distribution or sales of our shares by ALPHAEON.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following discussion describes the material U.S. federal income tax considerations for Non-U.S. Holders (as defined below) with respect to the acquisition, ownership and disposition of our common stock acquired in this offering. This discussion does not address all aspects of U.S. federal income tax law that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address any U.S. federal estate or gift tax, or any state, local or non-U.S. tax consequences or U.S. federal tax consequences other than income taxes. Non-U.S. Holders should consult their tax advisors as to these matters. Rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as:

•	banks, financial institutions, or insurance companies;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	broker-dealers and traders in securities, commodities or currencies;

•	certain former citizens or long-term residents of the United States;

•	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

•	regulated investment companies or real estate investment trusts;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment or risk reduction strategy;

•	holders deemed to sell our common stock under the constructive sale provisions of the Code;

•	holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	holders who are subject to the alternative minimum tax or Medicare contribution tax; or

•
partnerships and other pass-through entities, and investors in such pass-through entities or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation).

Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, published administrative pronouncements, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary. In addition, the U.S. Internal Revenue Service could challenge one or more of the tax consequences described herein. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).
The following discussion is for general information only and is not tax advice for any Non-U.S. Holders under their particular circumstances. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences.
For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation), are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
Distributions on Our Common Stock
As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, distributions of cash or property, if any, made on our common stock to a Non-U.S. Holder of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the U.S. Internal Revenue Service.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a U.S. real property holding corporation, or a USRPHC, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period for the relevant shares of our common stock.
In the case of gain described in (a) above, a Non-U.S. Holder generally will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and a corporate Non-U.S. Holder may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in (b) above generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by certain of the Non-U.S. Holder’s U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a USRPHC if our interests in U.S. real property interests constituted (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a USRPHC; however, there can be no assurance that we will not become a USRPHC in the future. Even if we are treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period for the relevant shares of our common stock and (2) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.
Information Reporting Requirements and Backup Withholding
Generally, we or certain financial middlemen must report information to the U.S. Internal Revenue Service with respect to any dividends we pay on our common stock, including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder that provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, or otherwise establishes an exemption.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8ECI or other appropriate form, or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the U.S. Internal Revenue Service. Non-U.S. Holders you should consult with their tax advisors to determine if they are eligible to obtain a tax refund or credit with respect to amounts withheld under the backup withholding rules.

Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections are commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a U.S. federal withholding tax of 30% may apply to dividends on, and the gross proceeds of, a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. FATCA withholding tax will also apply to dividends on, and the gross proceeds of, a disposition of our common stock paid to a non-financial foreign entity (as specifically defined by applicable rules) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. Withholding under FATCA will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.
The withholding provisions described in the preceding paragraph will generally apply to payments of dividends and will begin to apply to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2019.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON- INCOME TAX LAWS.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement, dated             , 2018, among us, the selling stockholder, and Cantor Fitzgerald & Co.and Mizuho Securities USA LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, or the underwriting agreement, we and the selling stockholder have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholder, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Mizuho Securities USA LLC
SunTrust Robinson Humphrey, Inc.
JMP Securities LLC
Total	5,000,000
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We and the selling stockholder have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.
The underwriters have advised us and the selling stockholder that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and the selling stockholder and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
Commission and Expenses
The underwriters have advised us and the selling stockholder that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $        per share of common stock. After the initial offering, the public offering price and concession to dealers may be changed by Cantor Fitzgerald & Co. No such change will change the amount of proceeds to be received by us or the selling stockholder as set forth on the cover page of this prospectus.
The following table shows the public offering price, the underwriting discounts and commissions that we and the selling stockholder are to pay the underwriters and the proceeds, before expenses, to us and the selling stockholder in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares from us and the selling stockholder.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholder	$	$	$	$
Proceeds to us, before expenses	$	$	$	$
Proceeds to the selling stockholder, before expenses	$	$	$	$
We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $0.4 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000, incurred in connection with review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering, as set forth in the underwriting agreement.
Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “EOLS.”
Stamp Taxes
If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.
Option to Purchase Additional Shares
We and the selling stockholder have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 shares in the aggregate from us, the selling stockholder, or a combination of both, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The exact allocation of such shares will be made prior to the entry of the underwriting agreement described herein. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.
No Sales of Similar Securities
We, our officers, directors and ALPHAEON, as the selling stockholder, have agreed, subject to specified exceptions, not to directly or indirectly:

•
sell, offer, contract, lend or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or

•
otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	file any registration statement under the Securities Act, or

•
publicly announce an intention to do any of the foregoing for a period of (i) in the case of us, our officers or directors a period, 90 days and (ii) in the case of the selling stockholder 180 days after the date of this prospectus without the prior written consent of Cantor Fitzgerald & Co.

The exceptions to our lock-up include: (A) the issuance or sale of any shares of our common stock to effectuate this offering, (B) the issuance of any shares, the grant of any options to purchase shares or the issuance of any shares upon the exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described herein, but only if the holders agree in writing not to sell, offer, dispose of or otherwise transfer any such shares or options during the 90-day period without the prior written consent of Cantor Fitzgerald & Co., (C) the filing of a registration statement on Form S-8 relating to the stock option, stock bonus or other stock plan or arrangement described herein, (D) assisting any of our stockholders in the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock, subject to certain exceptions, (E) confidentially submitting with the SEC a draft registration statement under the Securities Act, and amendments thereto, relating to the offer and sale of our common stock, subject to certain exceptions and (F) the issuance of any shares of our common stock or securities convertible into shares of our common stock in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto), so long as the purpose of such issuance is not solely for capital raising.
The exceptions to the lock-up for our directors, executive officers, and ALPHAEON, as the selling stockholder, are: (A) if such person is a natural person, transfers of shares of our common stock: (i) by gift, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of such person or the immediate family of such person or (iv) to any immediate family member; (B) if such person is a business entity, (i) transfers to such person’s affiliates that are business entities or (ii) distributions to limited partners, limited liability company members or stockholders of such person or holders of similar equity interests, provided that in each case such transfer or distribution does not involve a disposition for value; (C) transfers to any investment fund or other entity controlled or managed by such person; (D) if such person is a trust, transfers to the beneficiary of such trust; (E) transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (A) through (D) above; (F) transfers to our company (i) pursuant to the exercise of options, through a “cashless” or “net exercise” basis, pursuant to our employee benefit plans or arrangements described herein, provided that the lock-up provision shall apply to any securities issued upon any of these events or (ii) for the purpose of satisfying tax withholding requirements upon the vesting or exercise of restricted stock awards granted under an employee benefit plan or arrangement described herein; (G) transfers pursuant to an order of a court or regulatory agency, subject to certain exceptions; (H) transfers of shares of our common stock acquired in open market transactions after the completion of this offering; (I) transfer of shares of our common stock pursuant to a bona fide third-party takeover bid, merger, consolidation or other similar transaction whereby all or substantially all the shares of our common stock are acquired by a third party; (J) with respect to the lock-up for ALPHAEON, transfers to Longitude, DI, or any of their successors, transferees and assigns, upon default under the ALPHAEON security agreements, provided that ALPHAEON will promptly notify Cantor Fitzgerald & Co. and Mizuho Securities USA LLC; (K) with respect to the lock-up for ALPHAEON, distributions of shares of our common stock to outstanding holders of its convertible promissory notes and convertible bridge note, in full or partial satisfaction of such notes; and (L) with respect to the lock-up for ALPHAEON, ALPHAEON’s exercise of its rights requiring our company to file a registration statement under the Securities Act for the offer and sale of any shares of our common stock; provided, that such draft registration statement shall be confidentially submitted with the SEC and no public filing of such registration statement shall be permitted during the lock-up period; provided that in the case of any transfer or distribution pursuant to (A), (B), (C), (D), (E), (F) or (K) above, each transferee executes and delivers to Cantor Fitzgerald & Co. and Mizuho Securities USA LLC, or already has in effect, a lock-up agreement on terms substantially similar to the terms of the lock-up agreement described herein with respect to such securities and, in the case of any transfer or distribution pursuant to (A), (B), (C), (D), (E), (F), (H), or (L) above, no public disclosure or filing under the Exchange Act by any party to the transfer shall be required, or made voluntarily, reporting a reduction in beneficial ownership of shares of our common stock in connection with such transfer.
This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus. The shares of our common stock that ALPHAEON owns are currently pledged to secure its obligations under ALPHAEON’s convertible promissory notes and convertible bridge note.
Cantor Fitzgerald & Co. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, release all or any portion of the securities subject to lock-up agreements.
Market Making, Stabilization and Other Transactions
The underwriters may make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.
Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, securities trading, commercial and investment banking, mergers and acquisitions, equity and fixed income sales, financial advisory, investment management, trading and research, principal investment, derivatives, foreign exchange, futures, asset management, custody, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may, directly or indirectly, hold long or short positions, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Disclaimers About Non-U.S. Jurisdictions
European Economic Area
In relation to each Member State of the European Economic Area, or the EEA, that has implemented the Prospectus Directive, or as to each, a Relative Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our common stock may be made to the public in that Relevant Member State other than:

•	To any legal entity that is a qualified investor as defined in the Prospectus Directive;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriters; or

•	In any other circumstances falling within Article 3(2) of the Prospectus Directive;
provided that no such offer or shares of our common stock shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
For the purposes of the above, (i) the expression an “offer to public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.
Our common stock is not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (or as amended, MiFID II), or (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II, or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014, or as amended, the PRIIPs Regulation, for offering or selling our common stock or otherwise making it available to retail investors in the EEA has been prepared and therefore offering or selling our common stock or otherwise making it available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom
In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.
Canada
Our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of our common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
Our common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii)

otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (that is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.
Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired our common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
Our common stock has not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Our common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
The People’s Republic of China
This prospectus may not be circulated or distributed in China and our common stock may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Korea
Our common stock has not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder, or the FSCMA, and our common stock has been and will be offered in Korea as a private placement under the FSCMA. Our common stock may not be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder, or the FETL. Our common stock has not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of our common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the common stock. By the purchase of our common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the common stock pursuant to the applicable laws and regulations of Korea.

Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the securities described herein. The securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, nor us nor the securities have been or will be filed with or approved by any Swiss regulatory authority. The securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority, or FINMA, and investors in the securities will not benefit from protection or supervision by such authority.

LEGAL MATTERS
The validity of the shares of common stock being offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are subject to the information reporting requirements of the Exchange Act and we file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. We also maintain a website at www.evolus.com, at which you may access our SEC filings free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus. You may also request a copy of these filings, at no cost, by writing us at 17901 Von Karman Avenue, Suite 150, Irvine, California 92614, Attention: Vice President, Legal or telephoning us at (949) 284-4555.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (File No. 001-38381):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 29, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 10, 2018; and

•	our Current Reports on Form 8-K filed with the SEC on February 12, 2018, March 29, 2018, May 10, 2018, May 16, 2018 and June 1, 2018.
Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.
We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Evolus, Inc., Attn: Vice President, Legal, 17901 Von Karman Ave., Suite 150, Irvine, California 92614. You also may access these filings on our website at www.evolus.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus). Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Shares

Evolus, Inc.

Common Stock

 ____________________________________

PROSPECTUS
____________________________________

Cantor	Mizuho Securities
SunTrust Robinson Humphrey	JMP Securities

               , 2018

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Amount to be paid
SEC registration fee	$18,678
FINRA filing fee	$23,003
Printing and engraving expenses	$15,000
Legal fees and expenses	$175,000
Accounting fees and expenses	$100,000
Transfer agent and registrar fees and expenses	$7,500
Miscellaneous expenses	$12,000
Total	$351,181
Item 14.    Indemnification of Directors and Officers.
We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. Except in the case of an action by or in the right of the corporation (i.e., a derivative action), the indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. With respect to an action by or in the right of the corporation, the indemnity may only include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if such person is adjudged to be liable, unless the Delaware Court of Chancery, or the court in which such action or suit was brought, determines that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses. Where a present or former officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) by him or her in connection therewith.
Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent violations of Delaware law governing the authorizations of dividends, stock repurchases, and redemptions, as provided in Section 174 of the DGCL; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.
Our amended and restated certificate of incorporation includes such a provision. Expenses incurred by any of our officers or directors in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.
Section 174 of DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of such action.
We have entered into separate indemnification agreements with our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or as a director, officer, employee or agent of any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers and we intend to maintain such insurance coverage.
In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15.    Recent Sales of Unregistered Securities.
The following sets forth information regarding all unregistered securities sold since January 1, 2015:

1.
On January 6, 2018, we issued to certain of our directors, officers and employees an aggregate of 230,516 restricted stock units to be settled in shares of our common stock under our 2017 Omnibus Incentive Plan, or the 2017 plan.

2.
On January 6, 2018, we granted to certain of our directors, officers, and employees options to purchase an aggregate of 1,496,005 shares of common stock with a per share exercise price of $9.98 under the 2017 plan.

The offers, sales and issuances of securities listed above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under the 2017 plan.
In addition, on February 12, 2018, upon the closing of our initial public offering, all shares of our then-outstanding Series A preferred stock automatically converted into 2,065,875 shares of our common stock. The common stock was issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) or Section 4(2) of the Securities Act.
All of the foregoing securities are deemed restricted securities for purposes of the Securities Act and appropriate legends were affixed to the securities issued in such transactions.
Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.
Item 17.    Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned hereby undertakes that:

i.
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

ii.
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith (x)
1.1	Form of Underwriting Agreement					X
2.1†	Contribution Agreement, dated as of October 3, 2013, by and among Strathspey Crown Holdings, LLC, the Registrant, the Shareholders of the Registrant, and J. Christopher Marmo, as the Shareholders’ Representative, as amended on September 22, 2014, November 3, 2015, February 15, 2016 and April 14, 2016.	S-1	333-222478	2.1	1/9/18
3.1	Amended and Restated Certificate of Incorporation.	8-K	001-38381	3.1	2/12/18
3.2	Amended and Restated Bylaws.	8-K	001-38381	3.2	2/12/18
4.1	Specimen certificate evidencing shares of common stock of the Registrant.	S-1/A	333-222478	4.1	1/25/18
4.2	Stockholders’ Agreement, dated as of December 14, 2017, by and among ALPHAEON Corporation, Dental Innovations BVBA, Longitude Venture Partners II, L.P. and the Registrant.	S-1	333-222478	4.2	1/9/18
5.1	Opinion of K&L Gates LLP					X
10.1†	Stock Purchase Agreement, dated as of September 30, 2014, by and between Strathspey Crown Holdings, LLC and ALPHAEON Corporation.	S-1	333-222478	10.1	1/9/18
10.2†	Amendment to Stock Purchase Agreement, dated as of September 30, 2014, by and between Strathspey Crown Holdings, LLC and ALPHAEON Corporation.	S-1	333-222478	10.2	1/9/18
10.3†	License and Supply Agreement, dated as of September 30, 2013, by and between Daewoong Pharmaceutical Co., Ltd. and the Registrant.	S-1	333-222478	10.3	1/9/18
10.4†	First Amendment to License and Supply Agreement, dated as of February 26, 2014, by and between Daewoong Pharmaceutical Co., Ltd. and the Registrant.	S-1	333-222478	10.4	1/9/18
10.5†	Second Amendment to License and Supply Agreement, dated as of July 15, 2014, by and between Daewoong Pharmaceutical Co., Ltd. and the Registrant.	S-1	333-222478	10.5	1/9/18
10.6+	2017 Omnibus Incentive Plan.	S-1	333-222478	10.6	1/9/18
10.7+	Form of Option Award Agreement under 2017 Omnibus Incentive Plan.	S-1	333-222478	10.7	1/9/18
10.8+	Form of Dueling Option Award Agreement under 2017 Omnibus Incentive Plan.	S-1	333-222478	10.8	1/9/18
10.9+	Form of Restricted Shares Award Agreement under 2017 Omnibus Incentive Plan.	S-1	333-222478	10.9	1/9/18
10.10+	Form of RSU Award Agreement under 2017 Omnibus Incentive Plan.	S-1	333-222478	10.10	1/9/18
10.11+	Form of Indemnification Agreement by and between the Registrant and its directors and officers.	S-1/A	333-222478	10.11	1/25/18
10.12	Services Agreement, dated as of January 23, 2018, by and between ALPHAEON Corporation and the Registrant.	S-1/A	333-222478	10.12	1/25/18
10.13	Lease, dated February 5, 2015, by and between J. Carol Duncan and the Registrant.	S-1	333-222478	10.13	1/9/18
10.14	Amended and Restated Intercreditor Agreement, amended and restated as of April 19, 2017, by and among Longitude Venture Partners II, L.P., Dental Innovations BVBA, ALPHAEON Corporation and the Registrant.	S-1	333-222478	10.14	1/9/18
10.15	First Amendment to Amended and Restated Intercreditor Agreement, dated as of December 14, 2017, by and among Longitude Venture Partners II, L.P., Dental Innovations BVBA, ALPHAEON Corporation and the Registrant.	S-1	333-222478	10.15	1/9/18
10.16	Guaranty and Security Agreement, dated as of April 19, 2017, by and between Dental Innovations BVBA and the Registrant.	S-1	333-222478	10.16	1/9/18
10.17	Amendment to Guaranty and Security Agreement, dated as of December 14, 2017, by and between Dental Innovations BVBA and the Registrant.	S-1	333-222478	10.17	1/9/18
10.18	Guaranty and Security Agreement, dated as of April 19, 2017, by and between Longitude Venture Partners II, L.P. and the Registrant.	S-1	333-222478	10.18	1/9/18
10.19	Amendment to Guaranty and Security Agreement, dated as of December 14, 2017, by and between Longitude Venture Partners II, L.P. and the Registrant.	S-1	333-222478	10.19	1/9/18
10.20†	Second Amendment to Stock Purchase Agreement, dated as of December 14, 2017, by and among SCH-AEON, LLC (f/k/a Strathspey Crown Holdings, LLC), ALPHAEON Corporation, the Registrant and J. Christopher Marmo, as Contributors’ Representative, and acknowledged by the parties listed as Contributors on the signature pages thereto.	S-1	333-222478	10.20	1/9/18
10.21	Tax Indemnity Agreement, dated as of December 14, 2017, by and among the Registrant, J. Christopher Marmo, as the Contributors’ Representative and each of the individuals listed on the signature pages thereto.	S-1	333-222478	10.21	1/9/18
10.22†	Exclusive Distribution and Supply Agreement, dated as of November 30, 2017, by and between Clarion Medical Technologies Inc. and the Registrant.	S-1	333-222478	10.22	1/9/18
10.23†	Therapeutic Option Letter Agreement, dated December 18, 2017, by and between ALPHAEON Corporation and the Registrant.	S-1	333-222478	10.23	1/9/18
10.24	Subordination Agreement, dated as of December 14, 2017, by and among Dental Innovations BVBA, Longitude Venture Partners II, L.P., ALPHAEON Corporation, the Registrant and J. Christopher Marmo, as Contributors’ Representative, and acknowledged by ALPHAEON Corporation and the Registrant.	S-1	333-222478	10.24	1/9/18
10.25	Subordination Agreement, dated as of December 14, 2017, by and among Dental Innovations BVBA, Longitude Venture Partners II, L.P., ALPHAEON Corporation and SCH-AEON, LLC (formerly known as Strathspey Crown Holdings, LLC), and acknowledged by ALPHAEON Corporation and the Registrant.	S-1	333-222478	10.25	1/9/18
10.26+	Employment Agreement, by and between Murthy Simhambhatla and the Registrant, effective as of February 12, 2018.	S-1/A	333-222478	10.26	1/25/18
10.27+	Transfer Letter, dated as of January 22, 2018, by and between Rui Avelar and the Registrant, Employment Agreement, by and between Murthy Simhambhatla and the Registrant, effective as of February 12, 2018	S-1/A	333-222478	10.27	1/25/18
10.28+	Separation Agreement and General Release of Claims, dated as of May 10, 2018, by and between Murthy Simhambhatla and the Registrant					X
10.29+	Employment Agreement, dated as of May 6, 2018, by and between David Moatazedi and the Registrant.					X
10.30+	Employment Agreement, dated as of May 29, 2018, by and between Lauren Silvernail and the Registrant.					X
10.31+	Employment Agreement, dated as of June 18, 2018, by and between Michael Jafar and the Registrant.					X
21.1	List of Subsidiaries.	S-1	333-222478	21.1	1/9/18
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.					X
23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)					X
24.1	Power of Attorney (included on signature page).					X
____________

+	Indicates management contract or compensatory plan.

†	The Registrant has received confidential treatment with respect to certain omitted portions of this exhibit.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 16th day of July, 2018.

EVOLUS, INC.
/s/ David Moatazedi
By:	David Moatazedi
President and Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints David Moatazedi and Lauren Silvernail and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorneys-in-fact and agents so acting deem appropriate, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Moatazedi	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	July 16, 2018
David Moatazedi

/s/ Lauren Silvernail	Chief Financial Officer and Executive Vice President, Corporate Development (Principal Financial Officer)	July 16, 2018
Lauren Silvernail

/s/ Vikram Malik	Chairman of the Board of Directors	July 16, 2018
Vikram Malik

/s/ Simone Blank	Director	July 16, 2018
Simone Blank

/s/ Bosun Hau	Director	July 16, 2018
Bosun Hau

Signature	Title	Date
/s/ Kristine Romine, M.D.	Director	July 16, 2018
Kristine Romine, M.D.

/s/ Robert Hayman	Director	July 16, 2018
Robert Hayman

/s/ David Gill	Director	July 16, 2018
David Gill